Exhibit 10.1

AMENDED AND RESTATED FINANCING AGREEMENT

The CIT Group/Business Credit, Inc.
(as Lender)
and
Command Security Corporation
(as Borrower)

Dated: As of March 22, 2006

Table of Contents

                                                                                        Page

SECTION 1.      Definitions                                                                    1

SECTION 2.      Conditions Precedent                                                              10

SECTION 3.      Revolving Loans                                                                 14

SECTION 4.      Intentionally Omitted.                                                                 17

SECTION 5.      Letters of Credit.                                                                  17

SECTION 6.      Collateral                                                                       17

SECTION 7.      Representations, Warranties and Covenants                                                 20

SECTION 8.      Interest, Fees and Expenses                                                           26

SECTION 9.      Powers                                                                       28

SECTION 10.    Events of Default and Remedies                                                        29

SECTION 11.    Termination                                                                   32

SECTION 12.    Miscellaneous                                                                  33

SCHEDULES

Schedule 1 -    Collateral Information

THE CIT GROUP/BUSINESS CREDIT, INC., a New York corporation, with offices located at 1211 Avenue of the Americas, New York, New York 10036 (hereinafter “CIT”), is pleased to confirm the terms and conditions under which CIT shall make revolving loans and other financial accommodations to COMMAND SECURITY CORPORATION, a New York corporation with a principal place of business at Route 55, Lexington Park, LaGrangeville, New York (herein the “Company”).

Reference is hereby made to that certain Financing Agreement, dated December 12, 2003 (as such agreement may have been amended, supplemented, modified or otherwise changed from time to time, the “Existing Financing Agreement”), by and between the Company and CIT, pursuant to which CIT agreed to make revolving loans and other extensions of credit to the Company. CIT and the Company wish to amend the Existing Financing Agreement in certain respects and, in that connection, to restate the Existing Financing Agreement in its entirety, with (i) any loans outstanding under the Existing Financing Agreement on the Restatement Effective Date (as hereinafter defined), continuing and remaining outstanding as Revolving Loans hereunder after the Restatement Effective Date and (ii) on and after the Restatement Effective Date, all references in any Loan Document to the Existing Financing Agreement being references to the Existing Financing Agreement, as amended and restated hereby. Accordingly, the Company and CIT hereby agree that the Existing Financing Agreement be amended and restated in its entirety as follows:

SECTION 1. Definitions

“Accounts” shall mean all of the Company’s now existing and future: (a) accounts (as defined in the UCC), and any and all other receivables (whether or not specifically listed on schedules furnished to CIT), including, without limitation, the Gemini Receivables and TBV Receivables and all accounts created by, or arising from, all of the Company’s sales, leases, rentals of goods or renditions of services to its customers, including but not limited to, those accounts arising under any of the Company’s trade names or styles, or through any of the Company’s divisions; (b) any and all instruments, documents, chattel paper (including electronic chattel paper) (all as defined in the UCC); (c) unpaid seller’s or lessor’s rights (including rescission, replevin, reclamation, repossession and stoppage in transit) relating to the foregoing or arising therefrom; (d) rights to any goods represented by any of the foregoing, including rights to returned, reclaimed or repossessed goods; (e) reserves and credit balances arising in connection with or pursuant hereto; (f) guarantees, supporting obligations, payment intangibles and letter of credit rights (all as defined in the UCC); (g) insurance policies or rights relating to any of the foregoing; (h) general intangibles pertaining to any and all of the foregoing (including all rights to payment, including those arising in connection with bank and non-bank credit cards), and including books and records and any electronic media and software thereto; (i) notes, deposits or property of account debtors securing the obligations of any such account debtors to the Company; and (j) cash and non cash proceeds (as defined in the UCC) of any and all of the foregoing.

“Adjustment Date” shall have the meaning provided for in the definition of “Applicable Margin” in Section 1 of this Financing Agreement.

“Administrative Management Fee” shall mean the sum of $25,000.00 which shall be paid to CIT in accordance with Section 8, paragraph 8.5 hereof to offset the expenses and costs (excluding Out-of-Pocket Expenses and auditor fees) of CIT in connection with administration, record keeping, analyzing and evaluating the Collateral.

“Anniversary Date” shall mean the date occurring four (4) years from the Original Closing Date and the same date in every year thereafter.

“Applicable Revolving Line of Credit Fee Margin” shall mean, for any month, the Applicable Line of Credit Fee Margin set forth below based on the average daily principal balance of Revolving Loans and the average daily undrawn amount of Letters of Credit outstanding during such month:

Average Daily Principal Balance of Revolving Loans and Average Daily Undrawn Amount of Letters of Credit Outstanding	Applicable Line of Credit Fee Margin (on a per annum basis for the number of days in such month)
Greater than $5,000,000	0.00%
Equal to or less than $5,000,000	0.375%

“Applicable Margin” shall mean, from January 1, 2006 until the initial Adjustment Date (as defined below) with respect to the Revolving Loans, (a) 0% for Chase Bank Rate Loans and (b) 2.50% for LIBOR Loans. On each Adjustment Date following the initial Adjustment Date, the Applicable Margins for Chase Bank Rate Loans and LIBOR Loans shall be adjusted retroactively based on the EBITDA of the Company for the most recently completed Fiscal Quarter, to the following amounts:

EBITDA	Chase Bank Rate Loans	LIBOR Loans
Greater than $500,000	0.00%	2.50%
Equal to or less than $500,000	0.25%	2.75%

All adjustments to the Applicable Margin shall, in each case, (x) be adjusted after receipt by CIT of the Company’s financial statements for the Fiscal Quarter ending March 31, 2006 and after receipt by CIT of the Company’s financial statements for each Fiscal Quarter ended thereafter which are required to be delivered to CIT in accordance with the provisions of Section 7.8(b) of this Financing Agreement (each, an “Adjustment Date”), and (y) shall take effect retroactively on the Adjustment Date immediately preceding the date of CIT’s receipt of such financial statements. Notwithstanding the foregoing: (a) no reduction in Applicable Margins shall occur if a Default or an Event of Default shall have occurred and be continuing on such Adjustment Date or the date of CIT’s receipt of the financial statements on which such reduction is to be based and (b) if the Company fails to deliver the financial statements on which any reduction in the Applicable Margin is to be based within five (5) days of the due date for such statements set forth in Section 7.8(b), then effective as of the Adjustment Date immediately preceding the due date for such financial statements, the Applicable Margin shall increase to the highest margin set forth in the table above until the delivery of such financial statements.

“Availability” shall mean, at any time, the amount by which (a) the Borrowing Base of the Company at such time exceeds (b) the sum at such time of (i) the principal amount of all outstanding Revolving Loans, plus (ii) the undrawn amount of all outstanding Letters of Credit.

“Availability Reserve” shall mean the sum of: (a) (i) three (3) months rental payments or similar charges for any of the Company’s leased premises or other Collateral locations for which the Company has not delivered to CIT a landlord’s waiver in form and substance reasonably satisfactory to CIT, plus (ii) three (3) months estimated payments plus any other fees or charges owing by the Company to any applicable warehousemen or third party processor (as determined by CIT in its reasonable business judgment), provided that any of the foregoing amounts shall be adjusted from time to time hereafter upon: (x) delivery to CIT of any such acceptable waiver, (y) the opening or closing of a Collateral location and/or (z) any change in the amount of rental, storage or processor payments or similar charges; (b) any reserve which CIT may reasonably require from time to time pursuant to this Financing Agreement (including, without limitation, with respect to accrued and unpaid Payroll Items); (c) a monthly reserve for accrued and unpaid interest on LIBOR Loans having an Interest Period of more than 30 days; and (d) such other reserves as CIT deems necessary in its reasonable judgment as a result of (i) negative forecasts and/or trends in the Company’s business, industry, prospects, profits, operations or financial condition or (ii) other issues, circumstances or facts that could otherwise negatively impact the Company, its business, prospects, profits, operations, industry, financial condition or assets. For purposes hereof “Payroll Items” shall mean the sum of the following: (A) the book overdraft with respect to the Company’s payroll account, currently number 032267 held at JPMorgan Chase Bank, plus (B) the book overdraft with respect to the Company’s non-employee of record payroll account, currently number 032275 held at JPMorgan Chase Bank, plus (C) the Company’s gross payroll due from the week ending the previous Sunday, plus (D) the Company’s gross non-employee of record payroll due from the week ending the previous Sunday, plus (v) FICA, Medicare and other taxes at the current prevailing rate calculated on the total of clauses (C) and (D). Any Revolving Loans made by CIT to fund Payroll Items will reduce, dollar-for dollar, any Availability Reserve being maintained in respect thereof.

“Borrowing Base” shall mean (without duplication) (a) the sum of (i) eighty-five percent (85%) of the Company’s aggregate outstanding Eligible Accounts Receivable; provided, however, that if the then Dilution Percentage is greater than five percent (5%), then the rate of advance herein shall be reduced by the amount of such excess Dilution Percentage, plus (ii) the lesser of (A) 75% of the Company’s aggregate outstanding Eligible Unbilled Accounts Receivable or (B) $2,500,000.00, plus (iii) Delta Receivables of up to (but not exceeding) $750,000, less (b) any applicable Availability Reserves. For purposes of calculating the

Borrowing Base, no Trade Accounts Receivable of the Company may constitute at the same time both Eligible Accounts Receivable and Eligible Unbilled Accounts Receivable.

“Business Day” shall mean any day on which CIT and JPMorgan Chase Bank are open for business.

“Capital Expenditures” shall mean, for any period, the aggregate expenditures of the Company during such period on account of, property, plant, equipment or similar fixed assets that in conformity with GAAP, are required to be reflected in the balance sheet of the Company.

“Capital Improvements” shall mean operating Equipment and facilities (other than land) acquired or installed for use in the Company’s business operations.

“Capital Lease” shall mean any lease of property (whether real, personal or mixed) which, in conformity with GAAP, is accounted for as a capital lease or a Capital Expenditure in the balance sheet of the Company.

“Chase Bank Rate” shall mean the rate of interest per annum announced by JPMorgan Chase Bank from time to time as its prime rate in effect at its principal office in New York City. (The prime rate is not intended to be the lowest rate of interest charged by JPMorgan Chase Bank to its borrowers.)

“Chase Bank Rate Loans” shall mean any loans or advances pursuant to this Financing Agreement made or maintained at a rate of interest based upon the Chase Bank Rate.

“CIT Commitment Letter” shall mean the Commitment Letter, dated November 19, 2003, issued by CIT to, and accepted by, the Company.

“Collateral” shall mean all present and future Accounts, Equipment, Documents of Title, General Intangibles, Real Estate, the TBV Service Agreement, the TBV Receivables, Inventory, the Gemini Service Agreement, the Gemini Receivables, Pledged Stock of the Company’s subsidiaries and Other Collateral.

“Collection Days” shall mean two (2) Business Days to provide for the deposit, clearance and collection of checks or other instruments representing the proceeds of Collateral, the amount of which has been credited to the Company’s Revolving Loan Account, and for which interest may be charged on the aggregate amount of such deposits, at the rate provided for in Paragraph 8.1 of Section 8 of this Financing Agreement.

“Consolidated Balance Sheet” shall mean a consolidated or compiled, as applicable, balance sheet for the Company and its consolidated subsidiaries, eliminating all intercompany transactions and prepared in accordance with GAAP.

“Consolidating Balance Sheet” shall mean a Consolidated Balance Sheet plus individual balance sheets for the Company and its consolidated subsidiaries, showing all eliminations of intercompany transactions, including a balance sheet for the Company exclusively, all prepared in accordance with GAAP.

“Copyrights” shall mean all present and hereafter acquired copyrights, copyright registrations, recordings, applications, designs, styles, licenses, marks, prints and labels bearing any of the foregoing, goodwill, any and all general intangibles, intellectual property and rights pertaining thereto, and all cash and non-cash proceeds thereof.

“Default” shall mean any event specified in Section 10 hereof, whether or not any requirement for the giving of notice, the lapse of time, or both, or any other condition, event or act, has been satisfied.

“Default Rate of Interest” shall mean a rate of interest equal to two percent (2%) per annum greater than the interest rate accruing on the Obligations pursuant to Section 8.1 hereof, which CIT shall be entitled to charge the Company on all Obligations due CIT by the Company, as further set forth in Paragraph 10.2 of Section 10 of this Financing Agreement.

“Delta Receivables” shall mean the Company’s Accounts which arise from the rendition of services to Delta Airlines in accordance with agreements entered into with Delta Airlines on or after Delta Airline’s commencement of cases under Chapter 11 of Title 11 of the United States Code in the United States Bankruptcy Court, so long as such Accounts do not remain unpaid for more than thirty (30) days from invoice date.

“Depository Accounts” shall mean the collection accounts, which are subject to CIT’s instructions, as specified in Paragraph 3.4 of Section 3 of this Financing Agreement.

“Dilution Percentage” shall mean, as of any time of calculation, the then sum of the Borrower’s credits, claims, allowances, discounts, write-offs, contras, off-sets and deductions divided by the then sum of gross sales of the Company, all calculated on a rolling ninety (90) day average, as determined and calculated by CIT from time to time.

“Documentation Fee” shall mean CIT’s standard fees relating to any and all modifications, waivers, releases, amendments or additional collateral with respect to this Financing Agreement, the Collateral and/or the Obligations.

“Documents of Title” shall mean all present and future documents (as defined in the UCC), and any and all warehouse receipts, bills of lading, shipping documents, chattel paper, instruments and similar documents, all whether negotiable or not and all goods relating thereto and all cash and non cash proceeds of the foregoing.

“Early Termination Date” shall mean the date on which the Company terminates this Financing Agreement or the Revolving Line of Credit which date is prior to an Anniversary Date.

“Early Termination Fee” shall: (a) mean the fee CIT is entitled to charge the Company in the event the Company terminates the Revolving Line of Credit or this Financing Agreement on a date prior to an Anniversary Date; and (b) be determined by multiplying the Revolving Line of Credit by (x) one percent (1%) if the Early Termination Date occurs after two (2) years from the Original Closing Date but on or before three (3) years from the Original Closing Date and (y) one-half percent (0.5%) if the Early Termination Date occurs after three (3) years from the Original Closing Date but prior to an Anniversary Date.

“EBITDA” shall mean, in any period, all earnings of the Company for said period before all interest, tax obligations and depreciation and amortization expense of the Company for said period, determined in accordance with GAAP on a consistent basis with the latest audited financial statements of the Company, but excluding the effect of extraordinary or non-reoccurring gains or losses for such period.

“Eligible Accounts Receivable” shall mean the gross amount of the Company’s Trade Accounts Receivable, other than Eligible Unbilled Accounts Receivable, that are subject to a valid, exclusive, first priority and fully perfected security interest in favor of CIT, which conform to the warranties contained herein and which, at all times, continue to be acceptable to CIT in the exercise of its reasonable judgment, less, without duplication, the sum of: (a) any returns, discounts, claims, credits and allowances of any nature (whether issued, owing, granted, claimed or outstanding), and (b) reserves for any such Trade Accounts Receivable that arise from or are subject to or include: (i) sales to the United States of America, any state or other governmental entity or to any agency, department or division thereof, except for any such sales as to which the Company has complied with the Assignment of Claims Act of 1940 or any other applicable statute, rules or regulation, to CIT’s satisfaction in the exercise of its reasonable business judgment; (ii) foreign sales, other than sales which otherwise comply with all of the other criteria for eligibility hereunder and are (x) secured by letters of credit (in form and substance satisfactory to CIT) issued or confirmed by, and payable at, banks having a place of business in the United States of America, or (y) to customers residing in Canada (iii) Accounts that remain unpaid more than ninety (90) days from invoice date or sixty (60) days from due date; (iv) contra accounts; (v) sales to any subsidiary, or to any company affiliated with the Company or TBV or Gemini in any way; (vi) bill and hold (deferred shipment) or consignment sales; (vii) sales to any customer which is: (A) insolvent, (B) the debtor in any bankruptcy, insolvency, arrangement, reorganization, receivership or similar proceedings under any federal or state law (unless otherwise approved by CIT), (C) negotiating, or has called a meeting of its creditors for purposes of negotiating, a compromise of its debts, or (D) financially unacceptable to CIT or has a credit rating unacceptable to CIT; (viii) all sales to any customer if fifty percent (50%) or more of the aggregate dollar amount of all outstanding invoices to such customer are unpaid more than ninety (90) days from invoice date; (ix) sales to any customer and/or its affiliates to the extent such sales exceed at any one time twenty percent (20%) or more of all Eligible Accounts Receivable; (x) pre-billed receivables and receivables arising from progress billing; (xi) an amount representing, historically, returns, discounts, claims, credits, allowances and applicable terms; (xii) sales not payable in United States currency; (xiii) any other reasons deemed necessary by CIT in its reasonable judgment, including without limitation those which are customary either in the commercial finance industry or in the lending practices of CIT; (xiv) with respect to the TBV Receivables, the TBV Service Agreement and the TBV Assignment Agreement shall be in full force and effect, provided that if the TBV Service Agreement is terminated the TBV Receivables then being serviced by Command at the time of such termination shall nevertheless continue to constitute Eligible Accounts Receivables if, and to the extent, such TBV Receivables comply with the other criteria of this definition; (xv) Trade Accounts Receivable of any airline to the extent such Trade Accounts Receivable exceed at any one time twelve percent (12%) or more of all Eligible Accounts Receivable; and (xvi) with respect to Gemini Receivables, the Gemini Service Agreement and Gemini Assignment shall be in full force and effect provided that amounts deemed eligible hereunder shall not exceed $300,000 in the aggregate at any time. Without limiting the foregoing, all Trade Accounts

Receivable of any airline or the United States of America, any state or other governmental entity, agency, department or division thereof shall be acceptable to CIT in the exercise of its reasonable credit judgment.

“Eligible Unbilled Accounts Receivable” shall mean the gross amount of the Company’s Trade Accounts Receivable (other than TBV Receivables and the Gemini Receivables) that constitute Eligible Accounts Receivable except that such Trade Accounts Receivable are either (a) evidenced only by a preliminary invoice, not delivered to the relevant customer, or (b) are reflected on the Company’s Billing Cumulative Report, in each case in sufficient detail and with back-up that is acceptable to CIT. None of the Company’s Trade Accounts Receivable shall constitute Eligible Unbilled Accounts Receivable on any date more than forty (40) days past the applicable date service was rendered in respect thereof. All Eligible Unbilled Accounts Receivable of any airline or the United States of America, any state or other governmental entity, agency, department or division thereof shall be acceptable to CIT in the exercise of its reasonable credit judgment.

“Equipment” shall mean all present and hereafter acquired equipment (as defined in the UCC) including, without limitation, all machinery, equipment, furnishings and fixtures, and all additions, substitutions and replacements thereof, wherever located, together with all attachments, components, parts, equipment and accessories installed thereon or affixed thereto and all proceeds thereof of whatever sort.

“ERISA” shall mean the Employee Retirement Income Security Act or 1974, as amended from time to time and the rules and regulations promulgated thereunder from time to time.

“Eurocurrency Reserve Requirements” shall mean for any day, as applied to a LIBOR Loan, the aggregate (without duplication) of the maximum rates of reserve requirement (expressed as a decimal fraction) in effect with respect to CIT and/or any present or future lender or participant on such day (including, without limitation, basic, supplemental, marginal and emergency reserves under Regulation D or any other applicable regulations of the Board of Governors of the Federal Reserve System or other governmental authority having jurisdiction with respect thereto, as now and from time to time in effect, dealing with reserve requirements prescribed for Eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of such Board) maintained by CIT and/or any such lenders or participants (such rates to be adjusted to the nearest one-sixteenth of one percent (1/16 of 1%) or, if there is not a nearest one-sixteenth of one percent (1/16 of 1%), to the next higher one sixteenth of one percent (1/16 of 1%).

“Event(s) of Default” shall have the meaning provided for in Section 10 of this Financing Agreement.

“Executive Officers” shall mean the Chairman, President, Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, Executive Vice President(s), Senior Vice President(s), Treasurer, Controller and Secretary of the Company.

“Existing Financing Agreement” shall have the meaning given to such term in the preliminary statements hereof.

“Financing Agreement” shall mean this Amended and Restated Financing Agreement, by and between CIT and the Company.

“Fiscal Quarter” shall mean, with respect to the Company, each three (3) month period ending on March 31, June 30, September 30, and December 31 of each Fiscal Year.

“Fiscal Year” shall mean each twelve (12) month period commencing on April 1 of each year and ending on the following March 31.

“Fixed Charge Coverage Ratio” shall mean the ratio for the relevant period of (a) EBITDA to (b) the sum of (i) all federal, state and local tax obligations of the Company, plus (ii) interest obligations paid or due by the Company, plus (iii) all payment of indebtedness of the Company, plus (iv) all unfinanced Capital Expenditures of the Company, plus (v) dividends paid pursuant to Paragraph 7.9(f) of Section 7.

“GAAP” shall mean generally accepted accounting principles in the United States of America as in effect from time to time and for the period as to which such accounting principles are to apply, provided that in the event the Company modifies its accounting principles and procedures as applied as of the Original Closing Date, the Company shall provide such statements of reconciliation as shall be in form and substance acceptable to CIT.

“GCM Group” shall mean GCM Security Partners LLC and all of its partners, members and/or equity holders.

“Gemini” shall mean Gemini Security Services, LLC, a New Jersey limited liability company.

“Gemini Assignment Agreement” shall mean the Assignment of Service Agreement Non-Employer of Record, dated February 4, 2005, among Gemini, the Company and CIT.

“Gemini Receivables” shall mean the Trade Accounts Receivable of Gemini that are subject to the Gemini Service Agreement and to which the Company has a valid, first priority security interest which it has, in turn, assigned to CIT.

“Gemini Service Agreement” shall mean the Service Agreement Non-Employer of Record, dated February 4, 2005, as amended, among the Company, Gemini and William Casey.

“General Intangibles” shall mean all present and hereafter acquired general intangibles (as defined in the UCC), and shall include, without limitation, all present and future right, title and interest in and to: (a) all Trademarks, tradenames, corporate names, business names, logos and any other designs or sources of business identities, (b) Patents, together with any improvements on said Patents, utility models, industrial models, and designs, (c) Copyrights, (d) trade secrets, (e) licenses, permits and franchises, (f) all applications with respect to the foregoing, (g) all right, title and interest in and to any and all extensions and renewals, (h) goodwill with respect to any of the foregoing, (i) any other forms of similar intellectual property, (j) all customer lists, distribution agreements, supply agreements, blueprints, indemnification rights and tax refunds, together with all monies and claims for monies now or hereafter due and payable in connection with any of the foregoing or otherwise, and all cash and non cash proceeds thereof, including, without limitation, the proceeds or royalties of any licensing agreements between the Company and any licensee of any of the Company’s General Intangibles.

“Guaranties” shall mean the guaranty documents executed and delivered by the Guarantors guaranteeing the Obligations.

“Guarantors” shall mean each subsidiary, from time to time, of the Company.

“Indebtedness” shall mean, without duplication, all liabilities, contingent or otherwise, which are any of the following: (a) obligations in respect of borrowed money or for the deferred purchase price of property, services or assets, or (b) lease obligations which, in accordance with GAAP, have been, or which should be capitalized.

“Insurance Proceeds” shall mean proceeds or payments from an insurance carrier with respect to any loss, casualty or damage to Collateral.

“Interest Period” shall mean, subject to availability: (a) with respect to an initial request by the Company for a LIBOR Loan or the conversion of a Chase Bank Rate Loan to a LIBOR Loan, at the option of the Company a one-month, two-month or three-month period commencing on the borrowing or conversion date with respect to such LIBOR Loan and ending one month, two months or three months thereafter, as applicable; and (b) with respect to any continuation of a LIBOR Loan, at the option of the Company, a one-month, two-month or three-month period commencing on the last day of the immediately preceding Interest Period applicable to such LIBOR Loan and ending one month, two months or three months thereafter, as applicable; provided that (i) if any Interest Period would otherwise end on a day which is not a Working Day, such Interest Period shall be extended to the next succeeding Working Day, and (ii) if any Interest Period begins on the last Working Day of any month, or on a day for which there is no numerically corresponding day in the month in which such Interest Period ends, such Interest Period shall end on the last Working Day of the month in which such Interest Period ends.

“Inventory” shall mean all of the Company’s present and hereafter acquired inventory (as defined in the UCC) and including, without limitation, all merchandise, inventory and goods, and all additions, substitutions and replacements thereof, wherever located, together with all goods and materials used or usable in manufacturing, processing, packaging or shipping same in all stages of production from raw materials through work-in-process to finished goods and all proceeds thereof of whatever sort.

“Investment Property” shall mean all now owned and hereafter acquired investment property (as defined in the UCC) and all proceeds thereof.

“Issuing Bank” shall mean any bank issuing a Letter of Credit for the Company.

“Letter of Credit Guaranty” shall mean any guaranty or similar agreement delivered by CIT to an Issuing Bank of the Company’s reimbursement obligation under such Issuing Bank's reimbursement agreement, application for letter of credit or other like document.

“Letter of Credit Guaranty Fee” shall mean the fee that CIT may charge the Company under Section 8.1(d) of this Financing Agreement for issuing a Letter of Credit Guaranty or otherwise assisting the Company in obtaining Letters of Credit.

“Letter of Credit Sub-Line” shall mean the commitment of CIT to assist the Company in obtaining Letters of Credit in an aggregate amount of up to $1,500,000.

“Letters of Credit” shall mean all letters of credit issued for or on behalf of the Company with the assistance of CIT by an Issuing Bank in accordance with Section 5 hereof.

“LIBOR” shall mean, for any Interest Period and subject to availability, a rate of interest equal to the quotient obtained by dividing: (a) at CIT’s election, (i) LIBOR for such Interest Period as quoted to CIT by JPMorgan Chase Bank (or any successor thereof) two (2) Business Days prior to the first day of such Interest Period, or (ii) the rate of interest determined by CIT at which deposits in Dollars are offered for such Interest Period as presented on Telerate Systems at page 3750 as of 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period (provided that if two or more offered rates are presented on Telerate Systems at page 3750 for such Interest Period, the arithmetic mean of all such rates, as determined by CIT, will be the rate elected); by (b) a number equal to 1.00 minus the Eurocurrency Reserve Requirements, if any, in effect on the day which is two (2) Business Days prior to the beginning of such Interest Period.

“LIBOR Interest Payment Date” shall mean, with respect to any LIBOR Loan, the last day of the Interest Period for such LIBOR Loan.

“LIBOR Lending Office” shall mean the office of JPMorgan Chase Bank, or any successor thereof, maintained at 270 Park Avenue, New York, New York 10017.

“LIBOR Loan” shall mean any loan made pursuant to this Financing Agreement that bears interest based upon LIBOR.

“Loan Documents” shall mean this Financing Agreement, the other closing documents and any other ancillary loan and security agreements executed from time to time in connection with this Financing Agreement, all as may be renewed, amended, extended, increased or supplemented from time to time.

“Obligations” shall mean all loans, advances and extensions of credit made or to be made by CIT to the Company or to others for the Company’s account (including, without limitation, all Revolving Loans and all obligations under Letters of Credit); any and all indebtedness and obligations which may at any time be owing by the Company to CIT arising under any Loan Document, whether now in existence or incurred by the Company from time to time hereafter; whether principal, interest, fees, costs, expenses or otherwise; whether secured by pledge, lien upon or security interest in any of the Company’s Collateral, assets or property or the assets or property of any other person, firm, entity or corporation; whether such indebtedness is absolute or contingent, joint or several, matured or unmatured, direct or indirect and whether the Company is liable to CIT for such indebtedness as principal, surety, endorser, guarantor or otherwise. Obligations shall also include indebtedness owing to CIT by the Company under any Loan Document or under any other agreement or arrangement now or hereafter entered into between the Company and CIT; indebtedness or obligations incurred by, or imposed on, CIT as a result of environmental claims arising out of the Company’s operations, premises or waste disposal practices or sites in accordance with paragraph 7.7 hereof; the Company’s liability to CIT as maker or endorser of any promissory note or other instrument for the payment of money; the Company’s liability to CIT under any instrument of guaranty or indemnity, or arising under any guaranty, endorsement or undertaking which CIT may make or issue to others for the Company’s account, including any accommodations extended by CIT with respect to applications for Letters of Credit, CIT’s acceptance of drafts or CIT’s endorsement of notes or other instruments for the Company’s account and benefit; and any and all indebtedness, liabilities or obligations of every kind, nature and description owing by the Company to any affiliate of CIT.

“Operating Leases” shall mean all leases of property (whether real, personal or mixed) other than Capital Leases.

“Original Closing Date” shall mean December 12, 2003, which is the date that the Existing Financing Agreement was executed by CIT and the Company.

“Other Collateral” shall mean all now owned and hereafter acquired lockbox, blocked account and any other deposit accounts maintained with any bank or financial institutions into which the proceeds of Collateral are or may be deposited; all other deposit accounts and all Investment Property; all cash and other monies and property in the possession or control of CIT; all books, records, ledger cards, disks and related data processing software at any time evidencing or containing information relating to any of the Collateral described herein or otherwise necessary or helpful in the collection thereof or realization thereon; and all cash and non-cash proceeds of the foregoing.

“Out-of-Pocket-Expenses” shall mean all of CIT’s present and future expenses incurred relative to this Financing Agreement or any other Loan Documents, whether incurred heretofore or hereafter, which expenses shall include, without being limited to: (a) the cost of record searches, (b) all costs and expenses incurred by CIT in opening bank accounts, depositing checks, receiving and transferring funds, and wire transfer charges, any charges imposed on CIT due to returned items and “insufficient funds” of deposited checks and CIT’s standard fees relating thereto, (c) any amounts paid by, incurred by or charged to CIT by an Issuing Bank under any Letter of Credit or the reimbursement agreement relating thereto, any application for a Letter of Credit, Letter of Credit Guaranty or other like document which pertains directly to Letters of Credit, and CIT’s standard fees relating to the Letters of Credit and any drafts thereunder, and (d) travel, lodging and similar expenses of CIT’s personnel in connection with inspecting and monitoring the Collateral from time to time hereunder, any applicable counsel fees and disbursements, fees and taxes relative to the filing of financing statements, and all expenses, costs and fees set forth in Paragraph 10.3 of Section 10 of this Financing Agreement.

“Overadvance Rate” shall mean a rate equal to one-half of one percent (1/2%) per annum in excess of the applicable contract rate of interest determined in accordance with Section 8, Paragraph 8.1(a) of this Financing Agreement.

“Overadvances” shall mean, at any time, the amount by which (a) the sum at such time of the principal amount of all outstanding Revolving Loans plus the undrawn amount of all outstanding Letters of Credit exceeds (b) the Borrowing Base at such time.

“Patents” shall mean all of the Company’s present and hereafter acquired patents, patent applications, registrations, any reissues or renewals thereof, licenses, any inventions and improvements claimed thereunder, and all general intangible, intellectual property and patent rights with respect thereto of the Company, and all income, royalties, cash and non-cash proceeds thereof.

“Permitted Encumbrances” shall mean: (a) liens identified in Schedule 1 hereto on specific items of Equipment and other liens expressly permitted, or consented to in writing by CIT; (b) Purchase Money Liens; (c) liens of local or state authorities for franchise or other like Taxes, provided that the aggregate amounts of such liens shall not exceed $100,000.00 in the aggregate at any one time; (d) statutory liens of landlords and liens of carriers, warehousemen, bailees, mechanics, materialmen and other like liens imposed by law, created in the ordinary course of business and for amounts not yet due (or which are being contested in good faith, by appropriate proceedings or other appropriate actions which are sufficient to prevent imminent foreclosure of such liens) and with respect to which adequate reserves or other appropriate provisions are being maintained by the Company in accordance with GAAP; (e) deposits made (and the liens thereon) in the ordinary course of business of the Company (including, without limitation, security deposits for leases, indemnity bonds, surety bonds and appeal bonds) in connection with workers’ compensation, unemployment insurance and other types of social security benefits or to secure the performance of tenders, bids, contracts (other than for the repayment or guarantee of borrowed money or purchase money obligations), statutory obligations and other similar obligations arising as a result of progress payments under government contracts; (f) easements (including, without limitation, reciprocal easement agreements and utility agreements), encroachments, minor defects or irregularities in title, variation and other restrictions, charges or encumbrances (whether or not recorded) affecting the Real Estate, if applicable, and which in the aggregate (A) do not materially interfere with the occupation, use or enjoyment by the Company of its business or property so encumbered and (B) in the reasonable business judgment of CIT do not materially and adversely affect the value of such Real Estate; and (g) liens granted CIT by the Company (including the liens granted in favor of the Company pursuant to the TBV Service Agreement and/or the Gemini Service Agreement that have been assigned by the Company to CIT); (h) liens of judgment creditors provided such liens do not exceed, in the aggregate, at any time, $50,000.00 (other than liens bonded or insured to the reasonable satisfaction of CIT); and (i) tax liens which are not yet due and payable or which are being diligently contested in good faith by the Company by appropriate proceedings, and which liens are not (x) filed on any public records, (y) other than with respect to Real Estate, senior to the liens of CIT or (z) for Taxes due the United States of America or any state thereof having similar priority statutes, as further set forth in paragraph 7.6 hereof.

“Permitted Indebtedness” shall mean: (a) current Indebtedness maturing in less than one year and incurred in the ordinary course of business for raw materials, supplies, equipment, services, Taxes or labor; (b) the Indebtedness secured by Purchase Money Liens; (c) Indebtedness arising under this Financing Agreement; (d) deferred Taxes and other expenses incurred in the ordinary course of business; and (e) other Indebtedness existing on the date of execution of the Existing Financing Agreement and listed in the most recent financial statement delivered to CIT or otherwise disclosed to CIT in writing prior to the Original Closing Date.

“Purchase Money Liens” shall mean liens on any item of Equipment acquired after the date of this Financing Agreement provided that (a) each such lien shall attach only to the property to be acquired, (b) a description of the Equipment so acquired is furnished to CIT, and (c) the debt incurred in connection with such acquisitions shall not exceed, in the aggregate, $100,000.00 in any Fiscal Year.

“Real Estate” shall mean the Company’s fee and/or leasehold interests in real property.

“Regulatory Change” shall mean any change after the Restatement Effective Date in United States federal, state or foreign law or regulation (including, without limitation, Regulation D of the Board of Governors of the Federal Reserve System), or the adoption or making after the Restatement Effective Date of any interpretation, directive or request applying to a class of lenders including CIT of or under any United States federal, state or foreign law or regulation, in each case whether or not having the force of law and whether or not failure to comply therewith would be unlawful.

“Restatement Effective Date” shall mean the date on which this Financing Agreement is executed by the parties hereto and delivered to CIT.

“Revolving Line of Credit” shall mean the aggregate commitment of CIT to make Revolving Loans pursuant to Section 3 of this Financing Agreement and assist the Company in opening Letters of Credit pursuant to Section 5 of this Financing Agreement, in an aggregate amount not to exceed $12,000,000.

“Revolving Line of Credit Fee” shall mean, for any month, the product obtained by multiplying (a) (i) the amount of the Revolving Line of Credit minus (ii) the average daily principal balance of Revolving Loans and the average daily undrawn amount of Letters of Credit outstanding during such month, times (b) the Applicable Revolving Line of Credit Fee Margin.

“Revolving Loan Account” shall mean the account on CIT’s books, in the Company’s name, in which the Company will be charged with all Obligations under this Financing Agreement.

“Revolving Loans” shall mean the loans and advances made, from time to time, to or for the account of the Company by CIT pursuant to Section 3 of this Financing Agreement.

“Taxes” shall mean all federal, state, municipal and other governmental taxes, levies, charges, claims and assessments which are or may be due by the Company with respect to its business, operations, Collateral or otherwise.

“TBV” shall mean T.B.V. Enterprises Incorporated, an Arizona corporation.

“TBV Assignment Agreement” shall mean the Assignment of Service Agreement Non-Employer of Record, dated as of the Original Closing Date, among TBV, the Company and CIT.

“TBV Receivables” shall mean the Trade Accounts Receivable of TBV that are subject to the TBV Service Agreement and to which the Company has a valid, first priority security interest which it has, in turn, assigned to CIT.

“TBV Service Agreement” shall mean the Service Agreement Non-Employer of Record, dated October 3, 1994, as amended, among the Company, TBV, Thomas J. Vigilante and Elizabeth T. Vigilante.

“Trade Accounts Receivable” shall mean (a) that portion of the Company’s Accounts which arises from the rendition of services in the ordinary course of the Company’s business, (b) the TBV Receivables and (c) the Gemini Receivables.

“Trademarks” shall mean all present and hereafter acquired trademarks, trademark registrations, recordings, applications, tradenames, trade styles, service marks, prints and labels (on which any of the foregoing may appear), licenses, reissues, renewals, and any other intellectual property and trademark rights pertaining to any of the foregoing, together with the goodwill associated therewith, and all cash and non-cash proceeds thereof.

“UCC” shall mean the Uniform Commercial Code as the same may be amended and in effect from time to time in the state of New York.

“Working Day” shall mean any Business Day on which dealings in foreign currencies and exchanges between banks may be transacted.

SECTION 2. Conditions Precedent

The effectiveness of this Financing Agreement (and the amendment and restatement of the Existing Financing Agreement to be effected hereby) is subject to the satisfaction or waiver in writing by CIT of the following conditions precedent:

(a) Financing Agreement. The Company shall have delivered to CIT this Financing Agreement, duly executed by the Company.

(b) Board Resolution. CIT shall have received a copy of the resolutions of the Board of Directors of the Company authorizing the execution, delivery and performance of (i) this Financing Agreement, and (ii) any related agreements, in each case certified by the Secretary or Assistant Secretary of the Company as of the date hereof, together with a certificate of the Secretary or Assistant Secretary of the Company as to the incumbency and signature of the officers of the Company executing such Loan Documents and any certificate or other documents to be delivered by them pursuant hereto, together with evidence of the incumbency of such Secretary or Assistant Secretary.

(c) Officer’s Certificate. CIT shall have received an executed Officer’s Certificate of the Company, satisfactory in form and substance to CIT, certifying that (i) the representations and warranties contained herein are true and correct in all material respects on and as of the Restatement Effective Date; (ii) the Company is in compliance with all of the terms and provisions set forth herein; and (iii) no Default or Event of Default exists as of the Restatement Effective Date.

(d) Absence of Default. No Default or Event of Default shall have occurred and be continuing as of the Restatement Effective Date.

2.2. Conditions to Each Extension of Credit

Except to the extent expressly set forth in this Financing Agreement, the agreement of CIT to make any extension of credit requested to be made by it to the Company on any date (including without limitation, the Restatement Effective Date) is subject to the satisfaction of the following conditions precedent:

(a) Representations and Warranties. Each of the representations and warranties made by the Company in or pursuant to this Financing Agreement shall be true and correct in all material respects on and as of such date as if made on and as of such date.

(b) No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extension of credit requested to be made on such date.

(c) Borrowing Base. Except as may be otherwise agreed to from time to time by CIT and the Company in writing, after giving effect to the extension of credit requested to be made by the Company on such date, the aggregate outstanding balance of the Revolving Loans plus the undrawn amount of all outstanding Letters of Credit will not exceed the lesser of (i) the Revolving Line of Credit or (ii) the Borrowing Base.

Each borrowing by the Company hereunder shall constitute a representation and warranty by the Company as of the date of such loan or advance that each of the representations, warranties and covenants contained in the Financing Agreement have been satisfied and are true and correct, except as the Company and CIT shall otherwise agree herein or in a separate writing.

SECTION 3. Revolving Loans

3.1. CIT agrees, subject to the terms and conditions of this Financing Agreement, from time to time (but subject to CIT’s right to make “Overadvances”), to make loans and advances to the Company on a revolving basis (i.e., subject to the limitations set forth herein, the Company may borrow, repay and re borrow Revolving Loans). Such requests for loans and advances shall be in amounts not to exceed the lesser of (a) the Availability or (b) the Revolving Line of Credit. All requests for loans and advances must be received by an officer of CIT no later than 1:00 p.m., New York time (a) on the Business Day on which such Revolving Loan is requested to be funded, if the request is for a Chase Bank Rate Loan, or (b) three (3) Business Days prior to the Business Day on which such Revolving Loan is requested to be funded, if the request is for a LIBOR Loan. The funding of any LIBOR Loan is also subject to the satisfaction of the conditions set forth in Section 8.10 of this Financing Agreement.

3.2. In furtherance of the continuing assignment and security interest in the Company’s Accounts, the Company will, upon the creation of Accounts, execute and deliver to CIT in such form and manner as CIT may reasonably require, solely for CIT’s convenience in maintaining records of Collateral, such confirmatory schedules of Accounts as CIT may reasonably request, including, without limitation, a daily schedule of Accounts and by the 15th of each month, a monthly schedule of Accounts, in form and substance satisfactory to CIT, and such other appropriate reports designating, identifying and describing the Accounts as CIT may reasonably request, and provided further that CIT may request any such information more frequently, from time to time, upon its reasonable prior request. In addition, the Company shall provide to CIT a daily Borrowing Base certificate in form and substance satisfactory to CIT, copies of agreements with, or purchase orders from, the Company’s or TBV’s or Gemini’s customers, copies of invoices to customers, proof of shipment or delivery, access to its computers, electronic media and software programs associated therewith (including any electronic records, contracts and signatures) and such other documentation and information relating to said Accounts and other Collateral as CIT may reasonably require. Failure to provide CIT with any of the foregoing shall in no way affect, diminish, modify or otherwise limit the security interests granted herein. The Company hereby authorizes CIT to regard the Company’s printed name or rubber stamp signature on assignment schedules or invoices as the equivalent of a manual signature by one of the Company’s authorized officers or agents.

3.3. The Company hereby represents and warrants that: each Trade Account Receivable is based on an actual and bona fide rendition of services to customers, made by the Company (in all cases, other than in respect of the TBV Receivables and the Gemini Receivables) and TBV and/or Gemini (in the case of the TBV Receivables and/or the Gemini Receivables, as the case may be), in each in the ordinary course of its business; the Trade Accounts Receivable created, are the exclusive property of the Company and are not and shall not be subject to any lien, consignment arrangement, encumbrance, security interest or financing statement whatsoever, other than the Permitted Encumbrances; the invoices evidencing such Trade Accounts Receivable are in the name of the Company; and the customers of the Company have accepted the services, owe and are obligated to pay the full amounts stated in the invoices according to their terms, without dispute, offset, defense, counterclaim or contra, except for disputes and other matters arising in the ordinary course of business with respect to which the Company has complied with the notification requirements of Paragraph 3.5 of this Section 3. The Company confirms to CIT that any and all Taxes or fees relating to its business, its sales, the Accounts relating thereto, are its sole responsibility and that same will be paid by the Company when due, subject to Paragraph 7.6 of Section 7 of this Financing Agreement, and that none of said Taxes or fees represent a lien on or claim against the Accounts. The Company also warrants and represents that it is a duly and validly existing corporation and is qualified in all states where the failure to so qualify would have an adverse effect on the business of the Company or the ability of the Company to enforce collection of Accounts due from customers residing in that state. The Company agrees to maintain such books and records regarding Accounts as CIT may reasonably require and agrees that the books and records of the Company will reflect CIT’s interest in the Accounts. All of the books and records of the Company will be available to CIT at normal business hours, including any records handled or maintained for the Company by any other company or entity.

3.4. (a) Until CIT has advised the Company to the contrary after the occurrence of an Event of Default, the Company, at its expense, will enforce, collect and receive all amounts owing on the Accounts in the ordinary course of its business and any proceeds it so receives shall be subject to the terms hereof, and held on behalf of and in trust for CIT. Such privilege shall terminate at the election of CIT, upon the occurrence of an Event of Default. Any checks, cash, credit card sales and receipts, notes or other instruments or property received by the Company with respect to any Collateral, including Accounts, shall be held by the Company in trust for CIT, separate from the Company’s own property and funds, and promptly turned over to CIT with proper assignments or endorsements by deposit to the Depository Accounts. The Company shall: (i) indicate on all of its invoices that funds should be delivered to and deposited in a Depository Account; (ii) direct all of its account debtors to deposit any and all proceeds of Collateral into the Depository Accounts; (iii) irrevocably authorize and direct any banks which maintain the Company’s initial receipt of cash, checks and other items to promptly wire transfer all available funds to a Depository Account; and (iv) advise all such banks of CIT’s security interest in such funds. The Company shall provide CIT with prior written notice of any and all deposit accounts opened or to be opened subsequent to the Original Closing Date. Subject to Collection Days, all amounts received by CIT in payment of Accounts will be credited to the Revolving Loan Account when CIT is advised by its bank of its receipt of “collected funds” at CIT’s bank account in New York, New York on the Business Day of such advise if advised no later than 1:00 p.m. EST or on the next succeeding Business Day if so advised after 1:00 PM EST. No checks, drafts or other instrument received by CIT shall constitute final payment to CIT unless and until such instruments have actually been collected.

(b) The Company shall establish and maintain, in its name and at its expense, deposit accounts with such banks as are acceptable to CIT (the “Blocked Accounts”) into which the Company shall promptly cause to be deposited: (i) all proceeds of Collateral received by the Company, including all amounts payable to the Company from credit card issuers and credit card processors, and (ii) all amounts on deposit in deposit accounts used by the Company at each of its locations, all as further provided in Paragraph 3.4(a) above. The banks at which the Blocked Accounts are established shall enter into an agreement, in form and substance satisfactory to CIT (the “Blocked Account Agreements”), providing that all cash, checks and items received or deposited in the Blocked Accounts are the property of CIT, that the depository bank has no lien upon, or right of set off against, the Blocked Accounts and any cash, checks, items, wires or other funds from time to time on deposit therein, except as otherwise provided in the Blocked Account Agreements, and that automatically, on a daily basis the depository bank will wire, or otherwise transfer, in immediately available funds, all funds received or deposited into the Blocked Accounts to such bank account as CIT may from time to time designate for such purpose. The Company hereby confirms and agrees that all amounts deposited in such Blocked Accounts and any other funds received and collected by CIT, whether as proceeds of Collateral or otherwise, shall be the property of CIT. Notwithstanding any provision to the contrary contained in this Agreement, until CIT notifies the Company to the contrary (which notice may be given by CIT at any time in its sole discretion), it is hereby agreed that any and all payments, remittances and/or collections from Delta Airlines (“Delta Collections”) shall be paid directly to the Company, and shall not be deposited into the Blocked Accounts or otherwise turned over or paid to CIT for application to the Company’s Obligations under this Agreement. Until CIT notifies the Company to the contrary, all such Delta Collections shall be retained by the Company and deposited into the Company’s operating bank account. Notwithstanding the foregoing arrangement, the Delta Collections and the Accounts due and to become due from Delta Airlines giving rise to such Delta Collections are, and shall, at all times continue to be, subject to CIT’s security interest, lien and all of CIT’s rights under this Agreement. The Company hereby agrees to notify Delta Airlines of the arrangements between CIT and the Company and take all other actions reasonably requested by CIT to implement such arrangements. The Company shall not be responsible for, nor shall the Company be in default under this Agreement as a result of, Delta Airlines’ failure to comply with the arrangements under this Agreement, provided that (x) the Company has complied with CIT’s requests hereunder and (y) CIT may, in its sole discretion, return to Delta Airlines any and all Delta Collections received by CIT after February 28, 2005.

3.5. The Company agrees to notify CIT: (a) of any matters affecting the value, enforceability or collectibility of any Account and of all customer disputes, offsets, defenses, counterclaims, returns, rejections and all reclaimed or repossessed merchandise or goods in its daily, weekly and monthly collateral reports (as applicable) provided to CIT hereunder, in such detail and format as CIT may reasonably require from time to time; and (b) promptly of any such matters which (i) are material, as a whole, to the Accounts, or (ii) which adversely affect the value of any Account in an amount of $25,000.00 or more. The Company agrees to issue credit memoranda promptly (with duplicates to be immediately forwarded to CIT) upon accepting returns or granting allowances. Upon the occurrence of an Event of Default (which is not waived in writing by CIT) and on notice from CIT, the Company agrees that all returned, reclaimed or repossessed merchandise or goods shall be set aside by the Company, marked with CIT’s name (as secured party) and held by the Company for CIT’s account.

3.6. CIT shall maintain a Revolving Loan Account on its books in which the Company will be charged with all loans and advances made by CIT to it or for its account, and with any other Obligations, including any and all costs, expenses and reasonable attorney’s fees which CIT may incur in connection with the exercise by or for CIT of any of the rights or powers herein conferred upon CIT, or in the prosecution or defense of any action or proceeding to enforce or protect any rights of CIT in connection with this Financing Agreement, the other Loan Documents or the Collateral assigned hereunder, or any Obligations owing by the Company. The Company will be credited with all amounts received by CIT from the Company or from others for the Company’s account, including, as above set forth, all amounts received by CIT in payment of Accounts, and such amounts will be applied to payment of the Obligations as set forth herein. In no event shall prior recourse to any Accounts or other security granted to or by the Company be a prerequisite to CIT’s right to demand payment of any Obligation. Further, it is understood that CIT shall have no obligation whatsoever to perform in any respect any of the Company’s contracts or obligations relating to the Accounts.

3.7. After the end of each month, CIT shall promptly send the Company a statement showing the accounting for the charges, loans, advances and other transactions occurring between CIT and the Company during that month. The monthly statements shall be deemed correct and binding upon the Company and shall constitute an account stated between the Company and CIT unless CIT receives a written statement of the exceptions within thirty (30) days of the date of the monthly statement.

3.8. If at any time (a) the sum of the outstanding balance of Revolving Loans and undrawn amount of all outstanding Letters of Credit exceeds the lesser of (x) the Borrowing Base and (y) the Revolving Line of Credit, or (b) an Overadvance exists, the amount of such excess (in the case of clause (a)) or the amount of the Overadvance (in the case of clause (b)) shall be due and payable to CIT immediately upon CIT’s demand therefor, unless CIT otherwise agrees. Should CIT for any reason honor requests for Overadvances, any such Overadvances shall be made in CIT’s sole discretion and subject to any additional terms CIT deems necessary.

3.9.

(a) So long as no Event of Default shall have occurred and be continuing, CIT agrees to apply all proceeds of Collateral and other payments received by CIT with respect to the Obligations to Chase Bank Rate Loans until there are no Chase Bank Rate Loans outstanding, and then to LIBOR Loans; provided that in the event the aggregate outstanding principal amount of Revolving Loans that are LIBOR Loans exceeds Availability or any other applicable limit set forth herein, CIT may apply all proceeds of Collateral or other payments received by CIT to the payment of the Obligations in such manner and in such order as CIT may elect in the exercise of its reasonable business judgment. Subject to the terms of the preceding sentence, so long as no Event of Default shall have occurred and be continuing, if CIT receives proceeds of Collateral or other payments that exceed the outstanding principal amount of Revolving Loans that are Chase Bank Rate Loans, the Company may request, in writing, that CIT not apply such excess proceeds to outstanding Revolving Loans that are LIBOR Loans, in which case CIT shall remit such excess to the Company. If as a result of the application of the provisions of this Section 3.9(a), any proceeds of Collateral or other payments are applied to Revolving Loans that are LIBOR Loans, such application shall be treated as a prepayment of such LIBOR Loans and CIT shall be entitled to the costs and fees provided for in Section 8.10 hereof.

(b) If an Event of Default shall have occurred and be continuing, CIT may apply all Proceeds of Collateral and all other payments received by CIT to the payment of the Obligations in such manner and in such order as CIT may elect in its sole discretion. If as a result of the application of the provisions of this Section 3.9(b), any Proceeds or payments are applied to loans that are LIBOR Loans, such application shall be treated as a prepayment of such LIBOR Loans and CIT shall be entitled to the costs and fees provided for in Section 8.10 hereof.

3.10. Notwithstanding anything to the contrary contained in this Section 3, the Company hereby acknowledges, confirms and agrees that (a) immediately prior to the Restatement Effective Date, the outstanding principal amount of the Revolving Loans under the Existing Financing Agreement is equal to $2,925,522 (such Indebtedness being hereinafter referred to as the “Existing Financing Agreement Indebtedness”), and (b) such Existing Financing Agreement Indebtedness shall not be repaid on the Restatement Effective Date, but shall constitute, on a dollar for dollar basis, a portion of the Revolving Line of Credit under this Financing Agreement.

SECTION 4. Intentionally Omitted.

SECTION 5. Letters of Credit. In order to assist the Company in establishing or opening Letters of Credit with an Issuing Bank, the Company has requested that CIT join in the applications for such Letters of Credit, and/or guarantee payment or performance of such Letters of Credit and any drafts or acceptances thereunder through the issuance of one or more Letter of Credit Guaranties, thereby lending CIT's credit to the Company, and CIT has agreed to do so. These Letter of Credit Guaranties and related arrangements shall be provided by CIT subject to satisfaction of the conditions set forth in Section 2 hereof and the terms and conditions set forth below.

5.1. Within the Revolving Line of Credit and subject to sufficient Availability, CIT shall assist the Company in obtaining Letters of Credit in an aggregate undrawn amount outstanding at any time not to exceed the Letter of Credit Sub-Line. The term, form and purpose of each Letter of Credit and all documentation in connection therewith, and any amendments, modifications or extensions thereof, must be mutually acceptable to CIT, the Issuing Bank and the Company, provided that the Company shall not request a Letter of Credit to support the purchase of domestic Inventory or to secure present or future indebtedness owed to suppliers of domestic Inventory. Notwithstanding any other provision of this Financing Agreement to the contrary, if a Default or an Event of Default shall have occurred and be continuing, CIT's assistance in connection with any Letter of Credit shall be in CIT's sole discretion.

5.2. The Company hereby authorizes CIT, without notice to the Company, to charge the Revolving Loan Account with the amount of all indebtedness, liabilities and obligations of any kind incurred by CIT under a Letter of Credit Guaranty, including the charges of an Issuing Bank, as such indebtedness, liabilities and obligations are charged to or paid by CIT, or, if earlier, upon the occurrence of an Event of Default. Any amount charged to the Revolving Loan Account shall be deemed a Chase Bank Rate Loan hereunder and shall incur interest at the rate provided in Section 8.1 of this Financing Agreement. The Company confirms that any charges which CIT may make to the Revolving Loan Account as provided herein will be made as an accommodation to the Company and solely at CIT’s discretion.

5.3. The Company unconditionally indemnifies CIT and holds CIT harmless from any and all loss, claim or liability incurred by CIT arising from any transactions or occurrences relating to Letters of Credit established or opened for the Company’s account, the Collateral relating thereto and any drafts or acceptances thereunder, and all Obligations thereunder, including any such loss, claim or liability arising from any error, omission, negligence, misconduct or other action taken by an Issuing Bank, other than for any such loss, claim or liability arising out of the gross negligence or willful misconduct by CIT. This indemnity shall survive the termination of this Financing Agreement and the repayment of the Obligations.

5.4. CIT shall not be responsible for: (a) the existence, character, quality, quantity, condition, packing, value or delivery of the goods purporting to be represented by any documents relating to any Letter of Credit; (b) any difference or variation in the character, quality, quantity, condition, packing, value or delivery of the goods from that expressed in such documents; (c) the validity, sufficiency or genuineness of such documents or of any endorsements thereon, even if such documents should in fact prove to be in any or all respects invalid, insufficient, fraudulent or forged; (d) the time, place, manner or order in which shipment is made; (e) partial or incomplete shipment, or failure or omission to ship any or all of the goods referred to in the Letters of Credit or documents relating thereto; (f) any deviation from instructions; (g) delay, default, or fraud by the shipper and/or anyone else in connection with the goods or the shipping thereof; or (h) any breach of contract between the shipper or vendors and the Company.

5.6. The Company agrees that any action taken by CIT, if taken in good faith, or any action taken by the Issuing Bank of whatever nature, under or in connection with the Letters of Credit, the Letter of Credit Guaranties, drafts or acceptances relating to Letters of Credit, or the goods subject thereto, shall be binding on the Company and shall not result in any liability whatsoever of CIT to the Company, except for any liability arising out of the gross negligence or willful misconduct by CIT. CIT shall have the full right and authority, in CIT’s name, to (a) clear and resolve any questions of non-compliance of documents, (b) give any instructions as to acceptance or rejection of any documents or goods, (c) execute any and all steamship or airway guaranties (and applications therefor), indemnities or delivery orders, (d) grant any extensions of the maturity of, time of payment for, or time of presentation of, any drafts, acceptances, or documents, and (e) agree to any amendments, renewals, extensions, modifications, changes or cancellations of any of the terms or conditions of any of the applications, the Letters of Credit, the Letter of Credit Guaranties or drafts or acceptances relating to Letters of Credit. An Issuing Bank shall be entitled to comply with and honor any and all such documents or instruments executed by or received solely from CIT, without any notice to or any consent from the Company. Notwithstanding any prior course of conduct or dealing with respect to the foregoing (including amendments to and non-compliance with any documents, and/or the Company’s instructions with respect thereto), CIT may exercise its rights under this Section 5.5 in its sole but reasonable business judgment. In addition, the Company agrees not to: (a) at any time, without the prior written consent of CIT (which consent shall not be unreasonably withheld) (i) execute any application for steamship or airway guaranties, indemnities or delivery orders, (ii) grant any extensions of the maturity of, time of payment for, or time of presentation of, any drafts, acceptances or documents, or (iii) agree to any amendments, renewals, extensions, modifications, changes or cancellations of any of the terms or conditions of any of the applications, Letters of Credit, drafts or acceptances; and (b) if an Event of Default shall have occurred and be continuing, (i) clear and resolve any questions of non-compliance of documents or (ii) give any instructions as to acceptances or rejection of any documents or goods.

5.6. [Intentionally Omitted]

5.8. Upon any payments made to an Issuing Bank under a Letter of Credit Guaranty, CIT shall acquire by subrogation, any rights, remedies, duties or obligations granted to or undertaken by the Company to the Issuing Bank in any application for a Letter of Credit, any standing agreement relating to Letters of Credit or otherwise, all of which shall be deemed to have been granted to CIT and apply in all respects to CIT and shall be in addition to any rights, remedies, duties or obligations contained herein.

SECTION 6. Collateral.

6.1. As security for the prompt payment in full of all Obligations, the Company hereby pledges and grants to CIT a continuing general lien upon, and security interest in, all of its:

(a) Accounts;

(b) Inventory;

(c) General Intangibles;

(d) Documents of Title;

(e) Other Collateral;

(f) Equipment;

(g) Gemini Receivables and the Gemini Service Agreement; and

(h) TBV Receivables and the TBV Service Agreement.

Anything contained in this Financing Agreement to the contrary notwithstanding, the foregoing grant shall not include any contract, lease, permit, license, charter, or license agreement covering real or personal property of the Company if (x) under the terms of such contract, lease, permit, license, charter, or license agreement, or applicable law with respect thereto, the grant of a security interest or lien therein or collateral assignment of rights, warranties or interests therein, requires the consent of the other party to such contract, lease, permit, license, charter or license agreement or is prohibited as a matter of law or under the terms of such contract, lease, permit, license, charter, or license agreement, and (y) such prohibition has not been waived or the consent thereto of the other party to such contract, lease, permit, license, charter, or license agreement has not been obtained; provided, that the foregoing exclusion (1) shall not apply if any described prohibition is unenforceable under the UCC or other applicable law, (2) shall not apply when such prohibition is no longer in effect, and (3) shall not limit, impair, or otherwise affect CIT’s continuing security interests in and liens upon any rights or interests of the Company in or to (I) monies due or to become due under any described contract, lease, permit, license, charter, or license agreement (including any Accounts), or (II) any proceeds from the sale, license, lease, or other disposition of any such contract, lease, permit, license, charter, or license agreement.

6.2. The security interests granted hereunder shall extend and attach to:

(a) All Collateral which is owned by the Company or in which the Company has any interest, whether held by the Company or others for its account, and, if any Collateral is Equipment, whether the Company’s interest in such Equipment is as owner, finance lessee or conditional vendee; and

(b) All Equipment, whether the same constitutes personal property or fixtures, including, but without limiting the generality of the foregoing, all dies, jigs, tools, benches, molds, tables, accretions, component parts thereof and additions thereto, as well as all accessories, motors, engines and auxiliary parts used in connection with, or attached to, the Equipment.

6.3. The Company hereby agrees to immediately forward any and all proceeds of Collateral to the Depository Account, and to hold any such proceeds (including any notes and instruments), in trust for CIT pending delivery to CIT.

6.4. The Company agrees at its own cost and expense to keep the Equipment in as good and substantial repair and condition as the same is now or at the time the lien and security interest granted herein shall attach thereto, reasonable wear and tear excepted, making any and all repairs and replacements when and where necessary. The Company also agrees to safeguard, protect and hold all Equipment in accordance with the terms hereof and subject to CIT’s security interest. Any sale, exchange or other disposition of any Equipment shall be made by the Company only with CIT’s prior written consent. Upon the sale, exchange, or other disposition of the Equipment, as herein provided, the security interest provided for herein shall, without break in continuity and without further formality or act, continue in, and attach to, all proceeds, including any instruments for the payment of money, Accounts, documents of title, shipping documents, chattel paper and all other cash and non cash proceeds of such sales, exchange or disposition. As to any such sale, exchange or other disposition, CIT shall have all of the rights of an unpaid seller, including stoppage in transit, replevin, rescission and reclamation.

6.5. The rights and security interests granted to CIT hereunder are to continue in full force and effect, notwithstanding the termination of this Financing Agreement or the fact that the Revolving Loan Account may from time to time be temporarily in a credit position, until the final payment in full to CIT of all Obligations and the termination of this Financing Agreement. Any delay, or omission by CIT to exercise any right hereunder shall not be deemed a waiver thereof, or be deemed a waiver of any other right, unless such waiver shall be in writing and signed by CIT. A waiver on any one occasion shall not be construed as a bar to, or waiver of, any right or remedy on any future occasion.

6.6. Notwithstanding CIT’s security interest in the Collateral and to the extent that the Obligations are now or hereafter secured by any assets or property other than the Collateral or by the guarantee, endorsement, assets or property of any other person, CIT shall have the right in its sole discretion to determine which rights, liens, security interests or remedies CIT shall at any time pursue, foreclose upon, relinquish, subordinate, modify or take any other action with respect to, without in any way modifying or affecting any of them, or any of CIT’s rights hereunder.

6.7. Any balances to the credit of the Company and any other property or assets of the Company in the possession or control of CIT may be held by CIT as security for any Obligations and applied in whole or partial satisfaction of such Obligations when due. The liens and security interests granted herein, and any other lien or security interest CIT may have in any other assets of the Company, shall secure payment and performance of all now existing and future Obligations. CIT may in its discretion charge any or all of the Obligations to the Revolving Loan Account when due.

6.8. The Company possesses all General Intangibles and rights thereto necessary to conduct its business as conducted as of the Original Closing Date and the Company shall maintain its rights in, and the value of, the foregoing in the ordinary course of its business, including, without limitation, by making timely payment with respect to any applicable licensed rights. The Company shall deliver to CIT, and/or shall cause the appropriate party to deliver to CIT, from time to time such pledge or security agreements with respect to General Intangibles (now or hereafter acquired) of the Company and its subsidiaries as CIT shall require to obtain valid first liens thereon. In furtherance of the foregoing, the Company shall provide timely notice to CIT of any additional Patents, Trademarks, tradenames, service marks, Copyrights, brand names, trade names, logos and other trade designations acquired or applied for subsequent to the Original Closing Date and the Company shall execute such documentation as CIT may reasonably require to obtain and perfect its lien thereon. The Company hereby confirms that it shall deliver, or cause to be delivered, any pledged stock issued subsequent to the Original Closing Date to CIT in accordance with the applicable terms of the Pledge Agreement and prior to such delivery, shall hold any such stock in trust for CIT. As additional Collateral hereunder, the Company hereby irrevocably grants to CIT a royalty-free, non-exclusive license in the General Intangibles, including tradenames, Trademarks, Copyrights, Patents, licenses, and any other proprietary and intellectual property rights and any and all right, title and interest in any of the foregoing.

6.9. The Company agrees to deliver to CIT, promptly following its request therefore, possession of all originals of all negotiable documents, instruments and chattel paper (duly endorsed in blank, if requested by CIT).

6.10. The Company shall not amend, otherwise modify or waive any of its rights under the TBV Service Agreement or the Gemini Service Agreement without the prior written consent of CIT. In addition, the Company shall deliver to CIT, (a) concurrently upon the receipt or delivery thereof, copies of all notices, agreements or documents delivered pursuant to the TBV Service Agreement and/or the Gemini Service Agreement, and (b) notice of the breach of any warranty, representation or covenant contained therein by the Company, TBV and/or Gemini, as the case may be, or any other party thereto.

SECTION 7. Representations, Warranties and Covenants

7.1. The Company warrants and represents that (i) Schedule 1 hereto correctly and completely sets forth the Company’s (A) chief executive office, (B) Collateral locations, (C) tradenames, and (D) all the other information listed on said Schedule; (ii) except for the Permitted Encumbrances, after filing of financing statements in the applicable filing clerks office at the locations set forth in Schedule 1, this Financing Agreement creates a valid, perfected and first priority security interest in the Collateral and the security interests granted herein constitute and shall at all times constitute the first and only liens on the Collateral; (iii) except for the Permitted Encumbrances, the Company is, or will be, at the time additional Collateral is acquired by it, the absolute owner of the Collateral with full right to pledge, sell, consign, transfer and create a security interest therein, free and clear of any and all claims or liens in favor of others; (iv) the Company will, at its expense, forever warrant and, at CIT’s request, defend the same from any and all claims and demands of any other person other than a holder of a Permitted Encumbrance; (v) the Company will not grant, create or permit to exist, any lien upon, or security interest in, the Collateral, or any proceeds thereof, in favor of any other person other than the holders of the Permitted Encumbrances; and (vi) the Equipment is and will only be used by the Company in its business and will not be held for sale or lease, or removed from its premises, or otherwise disposed of by the Company except as otherwise permitted in this Financing Agreement.

7.2. The Company agrees to maintain books and records pertaining to the Collateral in accordance with GAAP and in such additional detail, form and scope as CIT shall reasonably require. The Company agrees that CIT or its agents may enter upon the Company’s premises at any time during normal business hours, and from time to time in its reasonable business judgment, for the purpose of inspecting the Collateral and any and all records pertaining thereto. The Company irrevocably authorizes all accountants and third parties to disclose and deliver directly to CIT, at the Company’s expense, all financial statements and information, books, records, work papers, management reports and other information generated by them or in their possession regarding the Company and/or the Collateral. The Company agrees to afford CIT thirty (30) days prior written notice of any change in the location of any Collateral, other than to locations, that as of the Original Closing Date, are known to CIT and at which CIT has filed financing statements and otherwise fully perfected its liens thereon. The Company is also to advise CIT promptly, in sufficient detail, of any material adverse change relating to the type, quantity or quality of the Collateral or on the security interests granted to CIT therein.

7.3. The Company agrees to: (a) execute and deliver to CIT, from time to time, solely for CIT’s convenience in maintaining a record of the Collateral, such written statements, and schedules as CIT may reasonably require, designating, identifying or describing the Collateral; and (b) provide CIT, on request, but no more frequently than semi-annually, an environmental audit report on its leasehold and fee interests, and its waste disposal practices, which report shall be (i) at the Company’s expense and otherwise acceptable to CIT and (ii) not disclose or indicate any material liability (real or potential) stemming from the Company’s premises, its operations, its waste disposal practices or waste disposal sites used by the Company. The Company’s failure, however, to promptly give CIT such statements, or schedules shall not affect, diminish, modify or otherwise limit CIT’s security interests in the Collateral.

7.4 The Company agrees to comply with the requirements of all state and federal laws in order to grant to CIT valid and perfected first security interests in the Collateral, subject only to the Permitted Encumbrances. CIT is hereby authorized by the Company to file (including pursuant to the applicable terms of the UCC) from time to time any financing statements, continuations or amendments covering the Collateral. The Company hereby consents to and ratifies any and all execution and/or filing of financing statements on or prior to the Original Closing Date by CIT. The Company agrees to do whatever CIT may reasonably request, from time to time, by way of: (a) filing notices of liens, financing statements, amendments, renewals and continuations thereof; (b) cooperating with CIT’s agents and employees; (c) keeping Collateral records; (d) transferring proceeds of Collateral to CIT’s possession; and (e) performing such further acts as CIT may reasonably require in order to effect the purposes of this Financing Agreement, including but not limited to obtaining control agreements with respect to deposit accounts and/or Investment Property.

7.5.   (a) The Company agrees to maintain insurance on the Real Estate, Equipment and Inventory under such policies of insurance, with such insurance companies, in such reasonable amounts and covering such insurable risks as are at all times reasonably satisfactory to CIT. All policies covering the Real Estate, Equipment and Inventory are, subject to the rights of any holders of Permitted Encumbrances holding claims senior to CIT, to be made payable to CIT, in case of loss, under a standard non contributory “mortgagee”, “lender” or “secured party” clause and are to contain such other provisions as CIT may require to fully protect CIT’s interest in the Real Estate, Inventory and Equipment and to any payments to be made under such policies. All original policies or true copies thereof are to be delivered to CIT, premium prepaid, with the loss payable endorsement in CIT’s favor, and shall provide for not less than thirty (30) days prior written notice to CIT of the exercise of any right of cancellation. At the Company’s request, or if the Company fails to maintain such insurance, CIT may arrange for such insurance, but at the Company’s expense and without any responsibility on CIT’s part for: (i) obtaining the insurance; (ii) the solvency of the insurance companies; (iii) the adequacy of the coverage; or (iv) the collection of claims. Upon the occurrence of an Event of Default which is not waived in writing by CIT, CIT shall, subject to the rights of any holders of Permitted Encumbrances holding claims senior to CIT, have the sole right, in the name of CIT or the Company, to file claims under any insurance policies, to receive, receipt and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies.

(b)    (i) In the event any part of the Company’s Real Estate or Equipment is damaged by fire or other casualty and the Insurance Proceeds for such damage or other casualty is less than or equal to $100,000.00, CIT shall promptly apply such Proceeds to reduce the Company’s outstanding balance in the Revolving Loan Account. Upon the occurrence of a Default or Event of Default, CIT may apply Insurance Proceeds to the Obligations in such manner as it may deem advisable in its sole discretion; and

                (ii) In the event any part of the Company’s Real Estate or Equipment is damaged by fire or other casualty, and the Insurance Proceeds is greater than $100,000.00, CIT may, subject to the rights of any holders of Permitted Encumbrances holding claims senior to CIT, apply the Insurance Proceeds to the payment of the Obligations in such manner and in such order as CIT may reasonably elect.

7.6. The Company agrees to pay, when due, all Taxes, including sales taxes, assessments, claims and other charges lawfully levied or assessed upon the Company or the Collateral unless such Taxes are being diligently contested in good faith by the Company or TBV (in respect of the TBV Receivables) or Gemini (in respect of the Gemini Receivables) by appropriate proceedings and adequate reserves are established in accordance with GAAP. Notwithstanding the foregoing, if any lien shall be filed or claimed thereunder (a) for Taxes due the United States of America, or (b) which in CIT’s opinion might create a valid obligation having priority over the rights granted to CIT herein (exclusive of Real

Estate), such lien shall not be deemed to be a Permitted Encumbrance hereunder and the Company shall immediately pay or cause to be paid such tax and remove the lien of record. If the Company fails to do so promptly, then at CIT’s election, CIT may (i) create an Availability Reserve in such amount as it may deem appropriate in its business judgment, or (ii) upon the occurrence of a Default or Event of Default, imminent risk of seizure, filing of any priority lien, forfeiture, or sale of the Collateral, pay Taxes on the Company’s behalf, and the amount thereof shall be an Obligation secured hereby and due on demand.

7.7. The Company: (a) agrees to comply with all acts, rules, regulations and orders of any legislative, administrative or judicial body or official, which the failure to comply with would have a material and adverse impact on the Collateral, or any material part thereof, or on the business or operations of the Company, provided that the Company may contest any acts, rules, regulations, orders and directions of such bodies or officials in any reasonable manner which will not, in CIT’s reasonable opinion, materially and adversely effect CIT’s rights or priority in the Collateral; (b) agrees to comply with all environmental statutes, acts, rules, regulations or orders as presently existing or as adopted or amended in the future, applicable to the Collateral, the ownership and/or use of its real property and operation of its business, which the failure to comply with would have a material and adverse impact on the Collateral, or any material part thereof, or on the operation of the business of the Company; and (c) shall not be deemed to have breached any provision of this Paragraph 7.7 if (i) the failure to comply with the requirements of this Paragraph 7.7 resulted from good faith error or innocent omission, (ii) the Company promptly commences and diligently pursues a cure of such breach, and (iii) such failure is cured within (30) days following the Company’s receipt of notice of such failure, or if such cannot in good faith be cured within thirty (30) days, then such breach is cured within a reasonable time frame based upon the extent and nature of the breach and the necessary remediation, and in conformity with any applicable consent order, consensual agreement and applicable law.

7.8. Until termination of this Financing Agreement and payment and satisfaction of all Obligations due hereunder, the Company agrees that, unless CIT shall have otherwise consented in writing, the Company will furnish to CIT: (a) within ninety (90) days after the end of each Fiscal Year of the Company, (i) an audited Consolidated Balance Sheet, with a Consolidating Balance Sheet attached thereto, as at the close of such year, and statements of profit and loss, cash flow and reconciliation of surplus of the Company and its consolidated subsidiaries for such year, audited by independent public accountants selected by the Company and satisfactory to CIT, (ii) comparable information adjusted to reflect changes from the prior Fiscal Year and with the projections delivered pursuant to this Paragraph, in each case certified by an authorized financial or accounting officer of the Company; and (iii) a management discussion and analysis regarding the Company’s actual results versus the prior Fiscal Year results and the projections provided pursuant to this Paragraph; (b) within forty-five (45) days after the end of each Fiscal Quarter a Consolidated Balance Sheet and Consolidating Balance Sheet as at the end of such period and statements of profit and loss, cash flow and surplus of the Company and its consolidated subsidiaries, together with comparable information adjusted to reflect any changes for the corresponding period of the previous Fiscal Year and with the projections delivered pursuant to this Paragraph, in each case certified by an authorized financial or accounting officer of the Company; (c) within thirty (30) days after the end of each month a Consolidated Balance Sheet as at the end of such period and statements of profit and loss, cash flow and surplus of the Company and all subsidiaries for such period, certified by an authorized financial or accounting officer of the Company; (d) concurrently after the filing or sending thereof, all reports, financial statements and registration statements filed by the Company or any of its subsidiaries with the Securities and Exchange Commission or any securities exchange and (e) from time to time, such further information regarding the business affairs and financial condition of the Company and its consolidated subsidiaries as CIT may reasonably request, including, without limitation (i) the accountant’s management practice letter and (ii) within thirty (30) days prior to the end of each Fiscal Year annual income statement, balance sheet, cash flow and Availability projections for the next following Fiscal Year, on a monthly basis, together with the assumptions (in reasonable detail) relating thereto, all in a form satisfactory to CIT. Each financial statement which the Company is required to submit hereunder must be accompanied by an officer’s certificate, signed by the President, Vice President, Controller, or Treasurer, pursuant to which any one such officer must certify that: (w) the financial statement(s) fairly and accurately represent(s) the Company’s financial condition at the end of the particular accounting period, as well as the Company’s operating results during such accounting period, subject to year end audit adjustments; (x) during the particular accounting period: (A) no Default or Event of Default has occurred and is continuing under this Financing Agreement, provided, however, that if any such officer has knowledge that any such Default or Event of Default, has occurred during such period, the existence of and a detailed description of same shall be set forth in such officer’s certificate; (B) the Company has not received any notice of cancellation with respect to its property insurance policies; (C) the Company has not received any notice that could result in a material adverse effect on the value of the Collateral taken as a whole; and (D) the exhibits attached to such financial statement(s) constitute detailed calculations showing compliance with all financial covenants contained in this Financing Agreement and; (y) the Company has paid, as and when due, all monthly premium payments and quarterly lost fund payments as required by its insurance carrier in respect of workers’ compensation claims; and (z) the Company and, to the Company’s knowledge, the other parties to the TBV Service Agreement have complied with all the terms of the TBV Service Agreement and the other parties to the Gemini Service Agreement have complied with all the terms of the Gemini Service Agreement (and, if such non-compliance has occurred, provide a reasonably detailed explanation regarding the same and the steps taken to address such non-compliance).

7.9. Until termination of this Financing Agreement and payment and satisfaction of all Obligations hereunder, the Company agrees that, without the prior written consent of CIT, except as otherwise herein provided, the Company will not:

(a) Mortgage, assign, pledge, transfer or otherwise permit any lien, charge, security interest, encumbrance or judgment, (whether as a result of a purchase money or title retention transaction, or other security interest, or otherwise) to exist on any of the Company’s Collateral or any other assets, whether now owned or hereafter acquired, except for the Permitted Encumbrances;

(b) Incur or create any Indebtedness other than the Permitted Indebtedness;

(c) Sell, lease, assign, transfer or otherwise dispose of (i) Collateral, except as otherwise specifically permitted by this Financing Agreement, or (ii) either all or substantially all of the Company’s assets, which do not constitute Collateral;

(d) Merge, consolidate or otherwise alter or modify its corporate name, principal place of business, structure, or existence, re-incorporate or re-organize, or enter into or engage in any operation or activity materially different from that presently being conducted by the Company, except that the Company may change its corporate name or address; provided that: (i) the Company shall give CIT thirty (30) days prior written notice thereof, and (ii) the Company shall execute and deliver, prior to or simultaneously with any such action, any and all documents and agreements requested by CIT to confirm the continuation and preservation of all security interests and liens granted to CIT hereunder;

(e) Assume, guarantee, endorse, or otherwise become liable upon the obligations of any person, firm, entity or corporation, except by the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business;

(f) Declare or pay any dividend or distributions of any kind on, or purchase, acquire, redeem or retire, any of the capital stock or equity interest, of any class whatsoever, whether now or hereafter outstanding, except that the Company may declare and pay dividends in the ordinary course of its business with respect to its Series A Convertible Preferred Stock, provided that (i) the aggregate amount of such dividends does not exceed in any Fiscal Quarter $41,000 and (ii) immediately before and after giving effect to the making of any such dividend (A) no Default or Event of Default shall have occurred and be continuing, (B) the Company shall be in compliance with Paragraph 7.10 of Section 7 and (c) the Company shall have at least $500,000.00 in Availability immediately before and after giving effect to the making of each such dividend;

(g) Make any advance or loan to, or any investment in, any firm, entity, person or corporation, or purchase or acquire all or substantially all of the stock or assets of any entity, person or corporation, except that the Company may make loans to TBV, pursuant to the terms of the TBV Service Agreement and to Gemini, pursuant to the terms of the Gemini Service Agreement, on terms and in an amount satisfactory to CIT; or

(h) Pay any management, consulting or other similar fees to any person, corporation or other entity affiliated with the Company.

7.10. If the average Availability during any calendar month is less than $2,000,000, then, on and after any such month until the termination of this Financing Agreement and payment and satisfaction in full of all Obligations hereunder, the Company will, as of the last day of each month, maintain a Fixed Charge Coverage Ratio of not less than (a) 1.10:1:00 for the twelve (12) month period ending each month during the period commencing on the Restatement Effective Date and ending September 30, 2006, and (b) 1.15:1.00 for the twelve (12) month period ending each month thereafter.

7.11. The Company agrees to advise CIT in writing of: (a) all expenditures (actual or anticipated) in excess of $150,000.00 from the budgeted amount therefor in any Fiscal Year for (i) environmental clean up, (ii) environmental compliance or (iii) environmental testing and the impact of said expenses on the Company’s Working Capital; and (b) any notices the Company receives from any local, state or federal authority advising the Company of any environmental liability (real or potential) stemming from the Company’s operations, its premises, its waste disposal practices, or waste disposal sites used by the Company and to provide CIT with copies of all such notices if so required.

7.12. The Company hereby agrees to indemnify and hold harmless CIT and its officers, directors, employees, attorneys and agents (each an “Indemnified Party”) from, and holds each of them harmless against, any and all losses, liabilities, obligations, claims, actions, damages, costs and expenses (including attorney’s fees) and any payments made by CIT pursuant to any indemnity provided by CIT with respect to or to which any Indemnified Party could be subject insofar as such losses, liabilities, obligations, claims, actions, damages, costs, fees or expenses with respect to the Loan Documents, including without limitation those which may arise from or relate to: (a) the Depository Account, the Blocked Accounts, the lockbox and/or any other depository account and/or the agreements executed in connection therewith; and (b) any and all claims or expenses asserted against CIT as a result of any environmental pollution, hazardous material or environmental clean up relating to the Real Estate; or any claim or expense which results from the Company’s operations (including, but not limited to, the Company’s off site disposal practices) and use of the Real Estate, which CIT may sustain or incur (other than solely as a result of the physical actions of CIT on the Company’s premises which are determined to constitute gross negligence or willful misconduct by a court of competent jurisdiction), all whether through the alleged or actual negligence of such person or otherwise, except and to the extent that the same results solely and directly from the gross negligence or willful misconduct of such Indemnified Party as finally determined by a court of competent jurisdiction. The Company hereby agrees that this indemnity shall survive termination of this Financing Agreement, as well as payments of Obligations which may be due hereunder. CIT may, in its sole business judgment, establish such Availability Reserves with respect thereto as it may deem advisable under the circumstances and, upon any termination hereof, hold such reserves as cash reserves for any such contingent liabilities.

7.13. Without the prior written consent of CIT, the Company agrees that it will not enter into any transaction, including, without limitation, any purchase, sale, lease, loan or exchange of property with any subsidiary or affiliate of the Company; provided that, except as otherwise set forth in this Financing Agreement, the Company may enter into sale and service transactions in the ordinary course of its business and pursuant to the reasonable requirements of the Company, and upon standard terms and conditions and fair and reasonable terms, no less favorable to the Company than the Company could obtain in a comparable arms length transaction with an unrelated third party; provided further that no Default or Event of Default exists or will occur hereunder prior to and after giving effect to any such transaction.

7.14. Any replacement of the Chief Financial Officer and/or Chief Operating Officer of the Company shall be reasonably satisfactory to CIT.

7.15. The Company agrees to notify CIT of all worker’s compensation claims in an amount of $150,000.00 or more (whether or not covered by insurance).

SECTION 8. Interest, Fees and Expenses

8.1.    (a) Interest on the outstanding principal balance of the Revolving Loans that are Chase Bank Rate Loans shall accrue at a rate per annum equal to the Chase Bank Rate plus the Applicable Margin. Interest on Revolving Loans that are Chase Bank Rate Loans shall be due and payable on the first day of each month and shall be based on the average net principal balance of such Revolving Loans at the close of each day during the immediately preceding month. In the event of any change in the Chase Bank Rate, the rate set forth in the first sentence of this Section 8.1 shall change, effective as of the date of such change, so as to remain equal to the new Chase Bank Rate plus the Applicable Margin. On each Revolving Loan (or portion of a Revolving Loan) that is a LIBOR Loan, interest shall be due and payable on the LIBOR Interest Payment Date and shall accrue at a rate per annum equal to the Applicable Margin plus the applicable LIBOR on the outstanding principal balance of such LIBOR Loan. All interest rates shall be calculated based on a 360-day year and actual days elapsed. CIT shall be entitled to charge the Revolving Loan Account at the rate provided for herein when due until all Obligations have been paid in full.

(b) Notwithstanding any provision to the contrary contained in this Section 8, in the event that the outstanding Revolving Loans plus the undrawn amount of all outstanding Letters of Credit exceed the lesser of (i) the Revolving Line of Credit or (ii) the Borrowing Base: (A) as a result of Revolving Loans advanced by CIT at the request of the Company (herein “Requested Overadvances”), for any one (1) or more days in any month, or (ii) for any other reason whatsoever (herein “Other Overadvances”) and such Other Overadvances continue for five (5) or more days in any month, the average net balance of all Revolving Loans for such month shall bear interest at the Overadvance Rate.

(c) Upon and after the occurrence of an Event of Default (a) after the giving of any required notice by CIT in accordance with the provisions of Section 10, Paragraph 10.2 hereof, all Obligations shall bear interest at the Default Rate of Interest and (b) at CIT’s election at any time thereafter, interest on each outstanding LIBOR Loan shall be due and payable on the first day of each month, notwithstanding the Interest Period with respect thereto.

(d) In consideration of the issuance of any Letter of Credit Guaranty by CIT or other assistance of CIT in obtaining Letters of Credit pursuant to Section 5 hereof, the Company agrees to pay to CIT a Letter of Credit Guaranty Fee equal to two percent (2%) per annum on the face amount of each Letter of Credit. All Letter of Credit Guaranty Fees shall be due and payable monthly on the first day of each month.

(e) The Company agrees to reimburse CIT for any and all charges, fees, commissions, costs and expenses charged to CIT for the Company’s account by an Issuing Bank in connection with, or arising out of, Letters of Credit or out of transactions relating thereto, when charged to or paid by CIT, or as may be due upon any termination of this Financing Agreement.

8.2. The Company shall reimburse or pay CIT, as the case may be, for: (a) all Out of Pocket Expenses; (b) any applicable Documentation Fee; and (c) without the payment of such constituting a waiver by CIT of a Default or Event of Default hereunder, a non-refundable fee of $250.00 for each document or report requested by, but not promptly delivered, to CIT.

8.3. Upon the last Business Day of each month, commencing on December 31, 2003, the Company shall pay to CIT (i) the Revolving Line of Credit Fee, and (ii) interest on the Collection Days. Interest will be computed at the rate, and in the manner, set forth in Paragraph 8.1 of this Financing Agreement.

8.4. [Intentionally Omitted]

8.5. On each anniversary of the Original Closing Date the Company shall pay to CIT the Administrative Management Fee in the amount of $25,000.00, which shall be deemed fully earned on the Original Closing Date.

8.6. The Company shall pay CIT’s standard charges and fees for CIT’s personnel used by CIT for reviewing the books and records of the Company and for verifying, testing, protecting, safeguarding, preserving or disposing of all or any part of the Collateral (which fees shall be in addition to the Administrative Management Fee and any Out-of-Pocket Expenses, and are currently billed at the rate of $850.00 per examiner per day).

8.7. The Company hereby authorizes CIT to charge the Revolving Loan Account with the amount of all payments due hereunder as such payments become due (including, without limitation, CIT’s standard charges for wire transfers). The Company confirms that any charges which CIT may so make to the Revolving Loan Account as herein provided will be made as an accommodation to the Company and solely at CIT’s discretion.

8.8. In the event that CIT or any participant hereunder (or any financial institution which may from time to time become a participant or lender hereunder) shall have determined in the exercise of its reasonable business judgment that, subsequent to the Original Closing Date, any change in applicable law, rule, regulation or guideline regarding capital adequacy, or any change in the interpretation or administration thereof, or compliance by CIT or such participant with any new request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on CIT’s or such participant’s capital as a consequence of its obligations hereunder to a level below that which CIT or such participant could have achieved but for such adoption, change or compliance (taking into consideration CIT or such participant’s policies with respect to capital adequacy) by an amount reasonably deemed by CIT or such participant to be material, then, from time to time, the Company shall pay no later than five (5) days following demand to CIT or such participant such additional amount or amounts as will compensate CIT’s or such participant’s for such reduction. In determining such amount or amounts, CIT or such participant may use any reasonable averaging or attribution methods. The protection of this Paragraph 8.8 shall be available to CIT or such participant regardless of any possible contention of invalidity or inapplicability with respect to the applicable law, regulation or condition. A certificate of CIT or such participant setting forth such amount or amounts as shall be necessary to compensate CIT or such participant with respect to this Section 8 and the calculation thereof when delivered to the Company shall be conclusive on the Company absent manifest error. Notwithstanding anything in this paragraph to the contrary, in the event CIT or such participant has exercised its rights pursuant to this paragraph, and subsequent thereto determines that the additional amounts paid by the Company in whole or in part exceed the amount which CIT or such participant actually required to be made whole, the excess, if any, shall be returned to the Company by CIT or such participant.

8.9. In the event that any applicable law, treaty or governmental regulation, or any change therein or in the interpretation or application thereof, or compliance by CIT or such participant with any request or directive (whether or not having the force of law) from any central bank or other financial, monetary or other authority, shall:

(a) subject CIT or such participant to any tax of any kind whatsoever with respect to this Financing Agreement or change the basis of taxation of payments to CIT or such participant of principal, fees, interest or any other amount payable hereunder or under any other documents (except for changes in the rate of tax on the overall net income of CIT or such participant by the federal government or the jurisdiction in which it maintains its principal office);

(b) impose, modify or hold applicable any reserve, special deposit, assessment or similar requirement against assets held by, or deposits in or for the account of, advances or loans by, or other credit extended by CIT or such participant by reason of or in respect to this Financing Agreement and the Loan Documents, including (without limitation) pursuant to Regulation D of the Board of Governors of the Federal Reserve System; or

(c) impose on CIT or such participant any other condition with respect to this Financing Agreement or any other document, and the result of any of the foregoing is to increase the cost to CIT or such participant of making, renewing or maintaining its loans hereunder by an amount that CIT or such participant deems to be material in the exercise of its reasonable business judgment or to reduce the amount of any payment (whether of principal, interest or otherwise) in respect of any of the loans by an amount that CIT or such participant deems to be material in the exercise of its reasonable business judgment, then, in any case the Company shall pay CIT or such participant, within five (5) days following its demand, such additional cost or such reduction, as the case may be. CIT or such participant shall certify the amount of such additional cost or reduced amount to the Company and the calculation thereof and such certification shall be conclusive upon the Company absent manifest error.

8.10.

(a) The Company may elect to use LIBOR as to any Revolving Loans, convert any Chase Bank Rate Loan to a new LIBOR Loan or continue any existing LIBOR Loan as a new LIBOR Loan on the last day of the Interest Period with respect to such existing LIBOR Loan, so long as:

(i) no Default or Event of Default shall have occurred and be continuing on the date on which such new LIBOR Loan is requested and on the first day of the Interest Period for such new LIBOR Loan;

(ii) the Company requests the new LIBOR Loan no later than three (3) Business Days preceding the first day of the Interest Period for such new LIBOR Loan (or three (3) Business Days prior to the expiration of any Interest Period, in the case of a continuation of an existing LIBOR Loan);

(iii) if CIT requests written confirmation of any new LIBOR Loan from the Company, the Company shall have signed and returned to CIT any such confirmation on or prior to the first day of the Interest Period for such new LIBOR Loan; and

(iv) with respect to the Interest Period selected by the Company for such new LIBOR Loan, (x) either JPMorgan Chase Bank provides a LIBOR quote for such Interest Period or CIT otherwise determines the LIBOR for such Interest Period, as provided in the definition of LIBOR, and (y) such Interest Period ends on or before the Termination Date.

Any LIBOR election must be for at least $1,000,000 and if greater, in integral multiples of $100,000, and there shall be no more than four (4) LIBOR Loans outstanding at one time. Elections for LIBOR Loans shall be irrevocable once made. If any condition for a LIBOR election is not satisfied, then the requested new loan (or continuation of an existing LIBOR Loan) shall be made to the Company as a Chase Bank Rate Loan.

(b) Notwithstanding any other provision of this Financing Agreement to the contrary, if any law, regulation, treaty or directive, or any amendment thereto or change in the interpretation or application thereof, shall make it unlawful for CIT to make or maintain any LIBOR Loan, then (x) such LIBOR Loan shall convert automatically to a Chase Bank Rate Loan at the end of the applicable Interest Period, or such earlier date as may be required by such law, regulation, treaty or directive, and (y) the obliga-tion of CIT thereafter to make or continue LIBOR Loans and to convert Chase Bank Rate Loans into LIBOR Loans hereunder shall be suspended until CIT determines that it is no longer unlawful to make and maintain LIBOR Loans as contemplated herein. In addition, in the event that, by reason of any Regulatory Change, CIT either (x) incurs any material additional costs based on or measured by the excess above a specified level of the amount of a category of deposits or other liabilities of CIT which includes deposits by reference to which the interest rate on LIBOR Loans is determined hereunder, or a category of extensions of credit or other as-sets of CIT which includes LIBOR Loans, or (y) becomes subject to any material restrictions on the amount of such a category of liabilities or assets which CIT may hold, then if CIT so elects by notice to the Company, the obliga-tion of CIT thereafter to make or continue LIBOR Loans and to convert Chase Bank Rate Loans into LIBOR Loans hereunder shall be suspended until such Regulatory Change ceases to be in effect.

(c) Notwithstanding any other provision of this Financing Agreement to the contrary, if CIT determines in the exercise of its reason-able business judgment (which determination shall be conclusive and binding upon the Company) that by reason of circumstances affecting the interbank LIBOR market, adequate and reasonable means do not exist for ascertaining LIBOR applicable to an Interest Period with respect to any election of a new LIBOR Loan, CIT shall give written notice of such determination to the Company prior to the effective date of such election. Upon receipt of such notice, the Company may cancel the Company’s request for such new LIBOR Loan, in which case the requested LIBOR Loan shall be made as a Chase Bank Rate Loan. Until such notice has been withdrawn by CIT, the obliga-tion of CIT thereafter to make or continue LIBOR Loans and to convert Chase Bank Rate Loans into LIBOR Loans hereunder shall be suspended until CIT determines that adequate and reasonable means again exist for ascertaining LIBOR applicable to an Interest Period with respect to any election of a new LIBOR Loan.

(d) The Company hereby agrees to pay to CIT, on demand, any ad-ditional amounts necessary to compensate CIT for any costs incurred by CIT in making any conversions from LIBOR Loans to Chase Bank Rate Loans in accordance with this Section 8.10, including, without limitation, breakage costs provided for in Section 8.10(e) of this Financing Agreement.

(e) In the event that the Company (i) pays all or any part of the principal amount of a LIBOR Loan on a date prior to the last day of an Interest Period for such LIBOR Loan, (ii) fails to borrow a LIBOR Loan, or fails to convert a Chase Bank Rate Loan to a LIBOR Loan, on the date for such borrowing or conversion specified in the relevant request to CIT, or (iii) fails to pay to CIT the principal of, or interest on, any LIBOR Loan when due, the Company agrees to pay to CIT (and any financial institution that purchases from CIT a participation in the loans made by CIT to the Company hereunder), on demand, the greater of (x) such amount as shall compensate CIT and such financial institution for any actual loss, cost or expense that CIT or such financial institution may sustain or incur as a result of such event (including, without limitation, any interest or fees payable by CIT or such financial institution to lenders or depositors of funds obtained by CIT or such financial institution in order to make or maintain any LIBOR Loans under this Financing Agreement), and (y) in the case of a prepayment of any LIBOR Loan, the excess (if any) of the amount of interest that would have accrued on such loan from the first day of the Interest Period to the date of prepayment, assuming that such loan was a Chase Bank Rate Loan, over the amount of interest that actually accrued on such loan from the first day of the Interest Period to the date of prepayment. The determination by CIT of the amount of any such loss, cost or expense described in clause (x) of the preceding sentence, when set forth in a written notice to the Company containing CIT’s calculations thereof in reasonable detail, shall be conclusive and binding upon the Company, in the absence of manifest error.

8.11. For purposes of this Financing Agreement and Section 8 thereof, any reference to CIT shall include any financial institution which may become a participant or co-lender subsequent to the Original Closing Date.

SECTION 9. Powers

The Company hereby constitutes CIT, or any person or agent CIT may designate, as its attorney in fact, at the Company’s cost and expense, to exercise all of the following powers, which being coupled with an interest, shall be irrevocable until all Obligations to CIT have been paid in full:

(a) To receive, take, endorse, sign, assign and deliver, all in the name of CIT or the Company, any and all checks, notes, drafts, and other documents or instruments relating to the Collateral;

(b) To receive, open and dispose of all mail addressed to the Company and to notify postal authorities to change the address for delivery thereof to such address as CIT may designate;

(c) To request from customers indebted on Accounts at any time, in the name of CIT information concerning the amounts owing on the Accounts;

(d) To request from customers indebted on Accounts at any time, in the name of the Company, in the name of certified public accountant designated by CIT or in the name of CIT’s designee, information concerning the amounts owing on the Accounts;

(e) To transmit to customers indebted on Accounts notice of CIT’s interest therein and to notify customers indebted on Accounts to make payment directly to CIT for the Company’s account; and

(f) To take or bring, in the name of CIT or the Company, all steps, actions, suits or proceedings deemed by CIT necessary or desirable to enforce or effect collection of the Accounts.

Notwithstanding anything hereinabove contained to the contrary, the powers set forth in (b) and (f) above may only be exercised during the continuance of an Event of Default.

SECTION 10. Events of Default and Remedies

10.1. Notwithstanding anything hereinabove to the contrary, CIT may terminate this Financing Agreement immediately upon the occurrence of any of the following Events of Default:

(a) cessation of the business of the Company or any Guarantor, or the calling of a meeting of the creditors of the Company or any Guarantor, for purposes of compromising the debts and obligations of the Company or any Guarantor;

(b) the failure of the Company or any Guarantor to generally pay its debts as they mature;

(c) (i) the commencement by the Company or any Guarantor of any bankruptcy, insolvency, arrangement, reorganization, receivership or similar proceedings under any federal or state law; (ii) the commencement against the Company or any Guarantor of any bankruptcy, insolvency, arrangement, reorganization, receivership or similar proceeding under any federal or state law by creditors of the Company or any Guarantor, provided that such Default shall not be deemed an Event of Default if such proceeding is controverted within ten (10) days and dismissed and vacated within thirty (30) days of commencement except, in the event that any of the actions sought in any such proceeding shall occur or the Company or any Guarantor shall take action to authorize or effect any of the actions in any such proceeding; or (iii) the commencement (x) by the Company’s or any Guarantor’s subsidiaries, or any one of them, of any bankruptcy, insolvency, arrangement, reorganization, receivership or similar proceeding under any applicable state law, or (y) against the Company’s or any Guarantor’s subsidiaries, or any one of them, of any involuntary bankruptcy, insolvency, arrangement, reorganization, receivership or similar proceeding under applicable law, provided that such Default shall not be deemed an Event of Default if such proceeding is controverted within ten (10) days and dismissed or vacated within thirty (30) days of commencement, except in the event that any of the actions sought in any such proceeding shall occur or the Company’s or any Guarantor’s subsidiaries, or any one of them, shall take action to authorize or effect any of the actions in any such proceeding;

(d) breach by the Company of any warranty, representation or covenant contained herein (other than those referred to in sub paragraph (e) below) or in any other written agreement between the Company or CIT, provided that such Default by the Company of any of the warranties, representations or covenants referred in this clause (d) shall not be deemed to be an Event of Default unless and until such Default shall remain unremedied to CIT’s satisfaction for a period of ten (10) days from the date of such breach;

(e) breach by the Company of any warranty, representation or covenant of Paragraphs 3.3 (other than the fourth sentence of Paragraph 3.3) and 3.4 of Section 3 hereof; Paragraphs 6.3, 6.4 (other than the first sentence of Paragraph 6.4), and 6.10 of Section 6 hereof; Paragraphs 7.1, 7.5, 7.6, and 7.8 through 7.14 hereof;

(f) failure of the Company to pay any of the Obligations within five (5) Business Days of the due date thereof, provided that nothing contained herein shall prohibit CIT from charging such amounts to the Revolving Loan Account on the due date thereof;

(g) the Company shall (i) engage in any “prohibited transaction” as defined in ERISA, (ii) have any “accumulated funding deficiency” as defined in ERISA, (iii) have any “reportable event” as defined in ERISA, (iv) terminate any “plan”, as defined in ERISA or (v) be engaged in any proceeding in which the Pension Benefit Guaranty Corporation shall seek appointment, or is appointed, as trustee or administrator of any “plan”, as defined in ERISA, and with respect to this sub paragraph (h) such event or condition (x) remains uncured for a period of thirty (30) days from date of occurrence and (y) could, in the reasonable opinion of CIT, subject the Company to any tax, penalty or other liability material to the business, operations or financial condition of the Company;

(h) the occurrence of any default or event of default (after giving effect to any applicable grace or cure periods) under any instrument or agreement evidencing any Indebtedness of the Company having a principal amount in excess of $250,000.00;

(i) the Chief Financial Officer and/or Chief Operating Officer of the Company resigns and such position is not filled with a replacement reasonably satisfactory to CIT within thirty (30) days thereafter;

(j) if at any time the Continuing Directors cease to constitute at least a majority of the members of the Company’s Board of Directors. For purposes of this section, the Company’s “Continuing Directors” shall mean Messrs. Bruce Galloway, Peter Kikis, Thomas Kikis, Robert Ellin, Martin Wade and Martin Blake;

(k) if any Guarantor dies or terminates its respective Guaranty or otherwise fails to perform any of the terms of the Guaranty, all prior to termination of this Financing Agreement and payment in full of all Obligations;

(l) any judgment or judgments aggregating in excess of $100,000.00 or any injunction or attachment is obtained or enforced against the Company or any Guarantor and which remains unstayed for more than ten (10) Business Days;

(m) at any time the TBV Receivables form a part of the Borrowing Base the TBV Assignment Agreement shall be terminated or not otherwise be in full force or effect, or TBV, the Company or any other party thereto (other than CIT) shall breach any warranty, representation or covenant contained therein; or

(n) at any time the Gemini Receivables form a part of the Borrowing Base, the Gemini Service Agreement or Gemini Assignment Agreement shall be terminated or not otherwise be in full force or effect, or Gemini, the Company or any other party thereto (other than CIT) shall breach any warranty, representation or covenant contained therein.

10.2. Upon the occurrence of a Default and/or an Event of Default, at the option of CIT, all loans, advances and extensions of credit provided for in Section 3 of this Financing Agreement shall be thereafter in CIT’s sole discretion and the obligation of CIT to make Revolving Loans and to assist the Company in opening Letters of Credit shall cease unless such Default is cured to CIT’s satisfaction or Event of Default is waived in writing by CIT , and at the option of CIT upon the occurrence of an Event of Default: (a) all Obligations shall become immediately due and payable; (b) CIT may charge the Company the Default Rate of Interest on all then outstanding or thereafter incurred Obligations in lieu of the interest provided for in Section 8 of this Financing Agreement, and (c) CIT may immediately terminate this Financing Agreement upon notice to the Company; provided, however, that, upon the occurrence of an Event of Default listed in Paragraph 10.1(c) of this Section 10, this Financing Agreement shall automatically terminate and all Obligations shall become due and payable, without any action, declaration, notice or demand by CIT. The exercise of any option is not exclusive of any other option, which may be exercised at any time by CIT.

10.3. Immediately upon the occurrence of any Event of Default, CIT may, to the extent permitted by law: (a) remove from any premises where same may be located any and all books and records, computers, electronic media and software programs associated with any Collateral (including any electronic records, contracts and signatures pertaining thereto), documents, instruments, files and records, and any receptacles or cabinets containing same, relating to the Accounts, or CIT may use, at the Company’s expense, such of the Company’s personnel, supplies or space at the Company’s places of business or otherwise, as may be necessary to properly administer and control the Accounts or the handling of collections and realizations thereon; (b) bring suit, in the name of the Company or CIT, and generally shall have all other rights respecting said Accounts, including without limitation the right to: accelerate or extend the time of payment, settle, compromise, release in whole or in part any amounts owing on any Accounts and issue credits in the name of the Company or CIT; (c) sell, assign and deliver the Collateral and any returned, reclaimed or repossessed Inventory, with or without advertisement, at public or private sale, for cash, on credit or otherwise, at CIT’s sole option and discretion, and CIT may bid or become a purchaser at any such sale, free from any right of redemption, which right is hereby expressly waived by the Company; (d) foreclose the security interests in the Collateral created herein or by the Loan Documents by any available judicial procedure, or to take possession of any or all of the Collateral, including any Inventory, Equipment and/or Other Collateral without judicial process, and to enter any premises where any Inventory, Equipment and/or Other Collateral may be located for the purpose of taking possession of or removing the same; and (e) exercise any other rights and remedies provided in law, in equity, by contract or otherwise. CIT shall have the right, without notice or advertisement, to sell, lease, or otherwise dispose of all or any part of the Collateral, whether in its then condition or after further preparation or processing, in the name of the Company or CIT, or in the name of such other party as CIT may designate, either at public or private sale or at any broker’s board, in lots or in bulk, for cash or for credit, with or without warranties or representations (including but not limited to warranties of title, possession, quiet enjoyment and the like), and upon such other terms and conditions as CIT in its sole discretion may deem advisable, and CIT shall have the right to purchase at any such sale. If any Inventory and Equipment shall require rebuilding, repairing, maintenance or preparation, CIT shall have the right, at its option, to do such of the aforesaid as is necessary, for the purpose of putting the Inventory and Equipment in such saleable form as CIT shall deem appropriate and any such costs shall be deemed an Obligation hereunder. Any action taken by CIT pursuant to this paragraph shall not effect commercial reasonableness of the sale. The Company agrees, at the request of CIT, to assemble the Inventory and Equipment and to make it available to CIT at premises of the Company or elsewhere and to make available to CIT the premises and facilities of the Company for the purpose of CIT’s taking possession of, removing or putting the Inventory and Equipment in saleable form. If notice of intended disposition of any Collateral is required by law, it is agreed that ten (10) days notice shall constitute reasonable notification and full compliance with the law. The net cash proceeds resulting from CIT’s exercise of any of the foregoing rights, (after deducting all charges, costs and expenses, including reasonable attorneys’ fees) shall be applied by CIT to the payment of the Obligations, whether due or to become due, in such order as CIT may elect, and the Company shall remain liable to CIT for any deficiencies, and CIT in turn agrees to remit to the Company or its successors or assigns, any surplus resulting therefrom. The enumeration of the foregoing rights is not intended to be exhaustive and the exercise of any right shall not preclude the exercise of any other rights, all of which shall be cumulative. The Company hereby indemnifies CIT and holds CIT harmless from any and all costs, expenses, claims, liabilities, Out-of-Pocket Expenses or otherwise, incurred or imposed on CIT by reason of the exercise of any of its rights, remedies and interests hereunder, including, without limitation, from any sale or transfer of Collateral, preserving, maintaining or securing the Collateral, defending its interests in Collateral (including pursuant to any claims brought by the Company, the Company as debtor-in-possession, any secured or unsecured creditors of the Company, any trustee or receiver in bankruptcy, or otherwise), and the Company hereby agrees to so indemnify and hold CIT harmless, absent CIT’s gross negligence or willful misconduct as finally determined by a court of competent jurisdiction. The foregoing indemnification shall survive termination of this Financing Agreement until such time as all Obligations (including the foregoing) have been finally and indefeasibly paid in full. In furtherance thereof CIT, may establish such reserves for Obligations hereunder (including any contingent Obligations) as it may deem advisable in its reasonable business judgment. Any applicable mortgage(s), deed(s) of trust or assignment(s) issued to CIT on the Real Estate shall govern the rights and remedies of CIT thereto.

SECTION 11. Termination

Except as otherwise permitted herein, CIT may terminate this Financing Agreement only as of the initial or any subsequent Anniversary Date and then only by giving the Company at least sixty (60) days prior written notice of termination. Notwithstanding the foregoing CIT may terminate the Financing Agreement immediately upon the occurrence of an Event of Default, provided, however, that if the Event of Default is an event listed in Paragraph 10.1(c) of Section 10 of this Financing Agreement, this Financing Agreement shall terminate in accordance with paragraph 10.2 of Section 10. This Financing Agreement, unless terminated as herein provided, shall automatically continue from Anniversary Date to Anniversary Date. The Company may terminate this Financing Agreement at any time upon sixty (60) days’ prior written notice to CIT, provided that the Company pays to CIT immediately on demand an Early Termination Fee and/or the Prepayment Premium, if applicable. All Obligations shall become due and payable as of any termination hereunder or under Section 10 hereof and, pending a final accounting, CIT may withhold any balances in the Company’s account (unless supplied with an indemnity satisfactory to CIT) to cover all of the Obligations, whether absolute or contingent, including, but not limited to, cash reserves for any contingent Obligations and an amount equal to 105% of the face amount of any outstanding Letters of Credit. All of CIT’s rights, liens and security interests shall continue after any termination until all Obligations have been paid and satisfied in full.

SECTION 12. Miscellaneous

12.1. The Company hereby waives diligence, notice of intent to accelerate, notice of acceleration, demand, presentment and protest and any notices thereof as well as notice of nonpayment. No delay or omission of CIT or the Company to exercise any right or remedy hereunder, whether before or after the happening of any Event of Default, shall impair any such right or shall operate as a waiver thereof or as a waiver of any such Event of Default. No single or partial exercise by CIT of any right or remedy precludes any other or further exercise thereof, or precludes any other right or remedy.

12.2. This Financing Agreement and the Loan Documents executed and delivered in connection therewith constitute the entire agreement between the Company and CIT; supersede any prior agreements; can be changed only by a writing signed by both the Company and CIT; and shall bind and benefit the Company and CIT and their respective successors and assigns.

12.3. In no event shall the Company, upon demand by CIT for payment of any Indebtedness relating hereto, by acceleration of the maturity thereof, or otherwise, be obligated to pay interest and fees in excess of the amount permitted by law. Regardless of any provision herein or in any agreement made in connection herewith, CIT shall never be entitled to receive, charge or apply, as interest on any indebtedness relating hereto, any amount in excess of the maximum amount of interest permissible under applicable law. If CIT ever receives, collects or applies any such excess, it shall be deemed a partial repayment of principal and treated as such; and if principal is paid in full, any remaining excess shall be refunded to the Company. This paragraph shall control every other provision hereof, the Loan Documents and of any other agreement made in connection herewith.

12.4. If any provision hereof or of any other agreement made in connection herewith is held to be illegal or unenforceable, such provision shall be fully severable, and the remaining provisions of the applicable agreement shall remain in full force and effect and shall not be affected by such provision’s severance. Furthermore, in lieu of any such provision, there shall be added automatically as a part of the applicable agreement a legal and enforceable provision as similar in terms to the severed provision as may be possible.

12.5. THE COMPANY AND CIT EACH HEREBY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF THE LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREUNDER. THE COMPANY HEREBY IRREVOCABLY WAIVES PERSONAL SERVICE OF PROCESS AND CONSENTS TO SERVICE OF PROCESS BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED. IN NO EVENT WILL CIT BE LIABLE FOR LOST PROFITS OR OTHER SPECIAL OR CONSEQUENTIAL DAMAGES.

12.6. Except as otherwise herein provided, any notice or other communication required hereunder shall be in writing (provided that, any electronic communications from the Company with respect to any request, transmission, document, electronic signature, electronic mail or facsimile transmission shall be deemed binding on the Company for purposes of this Financing Agreement, provided further that any such transmission shall not relieve the Company from any other obligation hereunder to communicate further in writing), and shall be deemed to have been validly served, given or delivered when hand delivered or sent by facsimile, or three days after deposit in the United State mails, with proper first class postage prepaid and addressed to the party to be notified or to such other address as any party hereto may designate for itself by like notice, as follows:

(A) if to CIT, at:

The CIT Group/Business Credit, Inc.
The CIT Building
505 Fifth Avenue
New York, New York 10017
Attn: Regional Credit Manager
Fax No.: (212) 790-9123

(B) if to the Company at:

Route 55
Lexington Park
LaGrangeville, New York 12540

Attn: Barry Regenstein, President and Chief Financial Officer
Fax No.: (845) 454-0075

With a courtesy copy of any material notice to the Company’s counsel at:

Kramer Levin Naftalis & Frankel LLP
1177 Avenue of the Americas
New York, New York 10036

Attn: Andrew Hulsh, Esq.
Fax No. (212) 715-7519

provided, however, that the failure of CIT to provide the Company’s counsel with a copy of such notice shall not invalidate any notice given to the Company and shall not give the Company any rights, claims or defenses due to the failure of CIT to provide such additional notice.

12.7. THE VALIDITY, INTERPRETATION AND ENFORCEMENT OF THIS FINANCING AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, EXCEPT TO THE EXTENT THAT ANY OTHER LOAN DOCUMENT INCLUDES AN EXPRESS ELECTION TO BE GOVERNED BY THE LAWS OF ANOTHER JURISDICTION.

12.8. This Financing Agreement does not extinguish the obligations for the payment of money outstanding under the Existing Financing Agreement or discharge or release the obligations under the Existing Financing Agreement or the lien or priority of any mortgage, pledge, security agreement or any other security therefor. Nothing herein contained shall be construed as a substitution or novation of the obligations outstanding under the Existing Financing Agreement or instruments securing the same, which shall remain in full force and effect, except as modified hereby or by instruments executed concurrently herewith. Nothing expressed or implied in this Financing Agreement shall be construed as a release or other discharge of the Company under the Existing Financing Agreement from any of its obligations and liabilities thereunder. The Company hereby (a) confirms and agrees that, except as modified hereby or by instruments executed concurrently herewith, each loan document to which it is a party and executed in connection with the Existing Financing Agreement shall constitute a “Loan Document” under this Financing Agreement, and shall continue to be in full force and effect and is hereby ratified and confirmed in all respects, except that on and after the Closing Date all references in any such Loan Document to the “Financing Agreement,” “thereto,” “thereof,” “thereunder” or words of like import referring to the Existing Financing Agreement shall mean the Existing Financing Agreement, as amended and restated by this Financing Agreement and (b) confirms and agrees that to the extent that any such Loan Document purports to assign or pledge to CIT a security interest in or lien on, any Collateral as security for the obligations of the Company from time to time existing in respect of the Existing Financing Agreement and the Loan Documents, such pledge, assignment and/or grant of the security interest or lien is hereby ratified and confirmed in all respects.

IN WITNESS WHEREOF, the parties hereto have caused this Financing Agreement to be effective, executed, accepted and delivered as of March 22, 2006, by their proper and duly authorized officers as of the date set forth above.

COMMAND SECURITY CORPORATION	THE CIT GROUP/BUSINESS CREDIT, INC.
By: /s/ Alan Strauss Title: Vice President	By: /s/ Barry Regenstein Title: President